                                                                  Exhibit 2.1


                               DATED 7 APRIL 1997
                               ------------------



                         (1) BODYCOTE INTERNATIONAL PLC

                           (2) ARMOR HOLDINGS LIMITED

                             (3) ARMOR HOLDINGS INC





                          SHARE ACQUISITION AGREEMENT

                                  RELATING TO

                         SUPERCRAFT (GARMENTS) LIMITED





                           TRAVERS SMITH BRAITHWAITE
                                  10 SNOW HILL
                                LONDON EC1A 2AL

                            TELEPHONE 0171-248 9133

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CONTENTS
--------
CLAUSE OF AGREEMENT                                                        PAGE
-------------------                                                        ----

1     Definitions and interpretation                                         1

2     Sale of Shares                                                         4

3     Consideration                                                          4

4     Warranties                                                             5

5     Announcements and confidentiality                                      6

6     Completion                                                             7

7     Completion accounts                                                    7

8     Covenants by the Vendor                                                8

9     Purchaser's Covenant                                                  11

10    Costs                                                                 12

11    Restrictive Trade Practices Act 1976                                  12

12    Pensions                                                              12

13    General                                                               14

14    Notices                                                               15

15    Applicable law and jurisdiction                                       15

16    Indemnity                                                             15


SCHEDULES
---------

1     Particulars of the Vendor, the Purchaser and the Guarantor            17

2     Particulars of the Company                                            18

3     Completion obligations                                                19

4     General Warranties                                                    21

5     Warranties relating to Taxation                                       34

6     Details of the Properties and Warranties relating to                  43
      The Properties

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7     Warranties relating to environmental matters                          45

8     Deferred Consideration                                                46

9     Completion Accounts Principles                                        50

10    Vendor Limitation                                                     52

11    Retention                                                             55


DOCUMENTS IN THE APPROVED TERMS
-------------------------------

1     Tax Deed

2     Letter(s) of resignation

3     Board minutes of the Company

4     Power of attorney


ANNEXURES
---------

1     Accounts

2     List of Disclosure Documents

3     Warranted Information

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THIS AGREEMENT is made on 7 April 1997

BETWEEN:-

(1) BODYCOTE INTERNATIONAL PLC particulars of which are set out in Part I of
Schedule 1 ("THE VENDOR");

(2) ARMOR HOLDINGS LIMITED particulars of which are set out in Part II of
Schedule 1 ("THE PURCHASER").

(3) ARMOR HOLDINGS INC particulars of which are set out in Part II of Schedule 1 ("THE GUARANTOR");


IT IS AGREED as follows:-

1.  DEFINITIONS AND INTERPRETATION
----------------------------------

1.1 The following words and expressions where used in this Agreement have the meanings given to them below:-

Accounts the audited balance sheet of the Company as at the Accounts Date and the audited profit and loss account of the Company for the financial year ended on the Accounts Date, together in each case with the related notes, directors' report and auditors' report a true copy of which comprises Annexure 1;

Accounts Date                          31 December 1996;

Business Day                           a weekday, other than a Saturday, on
                                       which clearing banks are ordinarily open for business in the City of London;

Companies Act                          the Companies Act 1985;

Company                                Supercraft (Garments) Limited, details
                                       of which are set out in Part I of
                                       Schedule 2;

Completion                             the performance of the obligations to
                                       complete the sale and purchase of the
                                       Shares in accordance with Schedule 3;

Completion Accounts                    the balance sheet of the Company as at
                                       31 March 1997 and all attached notes to
                                       be prepared in accordance with, and as
                                       constituted as such under, clause 7;

Completion Date                        the date on which Completion occurs;

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                                     - 2 -

Consideration                          the consideration for the sale and
                                       purchase of the Shares as stated in
                                       clause 3;

Copyright                              the copyright and design right in all
                                       the works and designs (as defined in the Copyright, Designs and Patents Act 1988) in the possession or control of or used by the Company;

Disclosure Letter                      the letter of the same date as this
                                       Agreement (including its annexures) from the Vendor to the Purchaser containing the disclosures to the Warranties;

EEC Treaty                             the Treaty establishing the European
                                       Economic Community;

Excluded Tax                           any liability to PAYE and NI interest
                                       and penalties arising out of the PAYE
                                       investigation carried out in January
                                       1997 save to the extent provided for in
                                       the Accounts;

Guarantor's Group                      the Guarantor and its subsidiary
                                       undertakings from time to time;

ICTA 1988                              the Income and Corporation Taxes Act
                                       1988;

Intellectual Property                  patents, trade marks, registered
                                       designs, applications for any of the
                                       foregoing, copyright design rights and
                                       analogous rights, trade and business
                                       names, rights in confidential
                                       information howsoever arising and any
                                       right or interest in any of the
                                       foregoing;

Know-How inventions, discoveries, improvements, processes, formulae, techniques, designs, specifications, drawings, technical information, methods, test reports, component lists, manuals, instructions, catalogues and information relating to customers and suppliers;

LIBOR                                  London Interbank Offered Rate;

London Stock Exchange                  London Stock Exchange Limited;

Oldham Property                        that freehold land known as Alliance
                                       Mill Willow Street Mumps, Oldham more
                                       particularly described in a transfer
                                       between the Company and Bodycote
                                       Developments Limited

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                                     - 3 -

                                       dated 25 March 1997;

Property                               the property, details of which are set
                                       out in Part I of Schedule 6;

Purchaser's Accountants                Deloitte & Touche;

Purchaser Group Company                the Purchaser or any of its subsidiaries
                                       from time to time;

Purchaser's Solicitors                 Travers Smith Braithwaite;

Service Agreements                     the service agreements in the approved
                                       terms to be entered into at Completion;

Shares the ordinary shares of (pound)1 each in the capital of the Company to be acquired by the Purchaser in accordance with this Agreement;

Tax Deed the deed in the approved terms relating to taxation to be executed at Completion;

UK GAAP                                United Kingdom generally accepted
                                       accounting principles;

Vendor Group                           the group of companies comprising each
                                       holding company of the Vendor and each
                                       subsidiary of each such holding company, excluding the Company;

Vendor's Accountants                   Rawlinson, Hargreaves, Smith and Wood;

Vendor's Solicitors                    Eversheds, Manchester;

Warranties                             the representations and warranties set
                                       out in Schedules 4, 5, 6 and 7.

1.2 Where used in this Agreement the terms "SUBSIDIARY", "SUBSIDIARY UNDERTAKING", "HOLDING COMPANY", "FINANCIAL YEAR", "DIRECTOR" and "SHADOW DIRECTOR" shall have the meanings respectively attributed to them by the Companies Act at the date of this Agreement; the term "RECOGNISED INVESTMENT EXCHANGE" shall have the meaning attributed to it by Part V of the Financial Services Act 1986 at the date of this Agreement; the term "CONNECTED PERSON" shall have the meaning attributed to it by section 839 ICTA 1988 at the date of this Agreement and the words "CONNECTED WITH" shall be construed accordingly; the term "TAXATION" shall have the meaning attributed to "TAXATION" in the Tax Deed; and the expression "FOR TAXATION PURPOSES" shall have the meaning attributed to it in the Tax Deed.

1.3  A reference to any statutory provision in this Agreement:-

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                                     - 4 -

    1.3.1 includes any order, instrument, plan, regulation, permission and direction made or issued under such statutory provision or deriving validity from it; and

    1.3.2 shall be construed as a reference to such statutory provision as in force at the Completion Date (including, for the avoidance of doubt, any amendments made to such statutory provision that are in force at the Completion Date); and

    1.3.3 shall also be construed as a reference to any statutory provision of which such statutory provision is a re-enactment or consolidation.

1.4 The headings in this Agreement are for convenience only and shall not affect its meaning.

1.5 References to a clause, Schedule or paragraph are (unless otherwise stated) to a clause of and Schedule to this Agreement and to a paragraph of the relevant Schedule.

1.6 A document expressed to be "IN THE APPROVED TERMS" means a document, the terms, conditions and form of which have been agreed by the parties to this Agreement and a copy of which has been identified as such and initialled by or on behalf of each of the parties.

1.7 A document expressed to be an "Annexure" means a document a copy of which has been identified as such and initialled by or on behalf of each of the parties.

1.8 Words importing one gender shall (where appropriate) include any other gender and words importing the singular shall (where appropriate) include the plural and vice versa.

2.  SALE OF SHARES
------------------

2.1 The Vendor shall sell or procure to be sold and the Purchaser shall purchase the Shares upon and subject to the terms and conditions of this Agreement.

2.2 The Vendor shall procure that the Purchaser acquires good title to the Shares free from all liens, charges, encumbrances, equities and claims whatsoever and together with all rights now or hereafter attaching to them.

2.3 The Purchaser shall not be obliged to complete the purchase of any of the Shares unless the purchase of all of the Shares is completed simultaneously.

3.  CONSIDERATION
-----------------

3.1 The consideration for the sale and purchase of the Shares shall be the aggregate of:-

    3.1.1 the initial consideration amounting to the sum of (pound)813,500 ("THE INITIAL CONSIDERATION") which shall be paid in cash by the Purchaser to the Vendor on Completion;

    3.1.2 consideration amounting to (pound)536,500 ("THE RETENTION") which shall be paid by the Purchaser in accordance with Schedule 11;

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                                     - 5 -

    3.1.3 the deferred consideration (if any) which shall be calculated and payable in accordance with the provisions of Schedule 8 ("THE DEFERRED CONSIDERATION");


provided that the amount payable pursuant to clause 3.1.1 shall be adjusted by deducting the amount, if any, by which the Company's net assets as shown in the Completion Accounts are less than (pound)825,000 ("THE SHORTFALL"). If the net assets as shown in the Completion Accounts exceed (pound)825,000 then the Purchaser shall pay such excess (up to a maximum of (pound)10,000) to the Vendor at the same time as the Vendor would have made repayment under clause 3.2.

3.2 Within 10 Business Days starting on the day after the day on which agreement or determination of the Completion Accounts has occurred in accordance with clause 7, if the net assets of the Company as shown in the Completion Accounts are less than (pound)825,000, the Vendor shall repay to the Purchaser the amount of the Shortfall.

3.3 If the Vendor fails to pay any sum due by it under clause 3.2 on the due date for payment in accordance with the provision thereof:-

    3.3.1 they shall pay interest on the sum from the due date until the date on which their obligation to pay such sum is discharged at the rate of 3 per cent. per annum above the base rate of Bank of Scotland from time to time (whether before or after judgement) (interest accrues and is payable from day to day); and

    3.3.2 if any such sum and interest thereon is outstanding ("THE OUTSTANDING SHORTFALL") on the date the Deferred Consideration is due to be paid then the Deferred Consideration shall be reduced by the amount of the Outstanding Shortfall.

3.4 In consideration of the Vendor entering into this Agreement with the Purchaser at the request of the Guarantor, the Guarantor hereby irrevocably and unconditionally, as primary obligor, undertakes and guarantees the full, prompt and complete performance by the Purchaser of its obligation to pay the Deferred Consideration pursuant to this Agreement when the same shall become due and undertakes with the Vendor that if the Purchaser shall default in the payment of the Deferred Consideration under this Agreement the Guarantor shall forthwith on demand by the Vendor pay such sum to the Vendor.

4.  WARRANTIES
--------------

4.1 The Vendor, upon the execution of this Agreement, warrants and represents to the Purchaser in the terms of the Warranties.

4.2 The Warranties are given subject only to matters fairly and accurately disclosed in the Disclosure Letter, but no other information of which the Purchaser has knowledge (actual or constructive) shall prejudice any claim made by the Purchaser under the Warranties or operate to reduce any amount recoverable.

4.3 The Warranties shall continue in full force and effect notwithstanding Completion.

4.4 Where any statement in the Warranties is qualified by the expression "to the best of

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                                     - 6 -

the knowledge, information and belief of the Vendor" or "so far as the Vendor is aware" or any similar expression, the Vendor shall be deemed to have knowledge of anything of which it has knowledge, would have had knowledge or ought reasonably to have had knowledge had it made due and careful enquiry immediately before giving the Warranties of the Company's directors, Jason Teal or Graham Pearson and the Company's auditors and solicitors.

4.5 Each of the Warranties shall be separate and independent and, save as expressly provided, shall not be limited by reference to any other Warranty or any other provision in this Agreement.

4.6 The Vendor undertakes not to exercise any right of counterclaim or set-off or any other claim or right of recovery against the Company or any of its officers or employees in relation to any claim which may be made in respect of the Warranties or under the Tax Deed.

4.7 Save in the event of fraud or wilful non-disclosure on its part, the Vendor shall be under no liability:-

    4.7.1 for breach of any of the Warranties in Schedule 4 (other than those in paragraphs 2.2, 4.2.4 and 4.2.5) or Schedule 6 or 7 unless written notice of the claim has been given to the Vendor by or on behalf of the Purchaser on or before whichever is the later of 30 April 1999 and the date which is three calendar months after the date of the auditors' report on the audited accounts of the Company for its financial year ending 31 December 1998; or

    4.7.2 for breach of any of the Warranties in Schedule 5 or in paragraphs
    4.2.4 and 4.2.5 of Schedule 4 or in respect of any claim under the Tax Deed unless written notice of the claim has been given to the Vendor by or on behalf of the Purchaser on or before the date which is three calendar months after the accounting period of the Company to end six years after the Completion Date.

and in each such case unless legal proceedings are served upon the Vendor within 6 months after such notice of claim is given to the Vendor.

4.8 The Purchaser acknowledges that it does not enter into this Agreement in reliance on any warranty, representation, undertaking, stipulation or agreement other than those contained in this Agreement and all documentation to be entered into pursuant to this Agreement including all agreed form documents, annexures (and documents referred to therein) and for the avoidance of doubt, the Disclosure Letter and all annexures thereto (and documents referred to therein).

4.9 Notwithstanding any other provisions of this Agreement the liability of the Vendor for breach of warranty hereunder shall be limited in accordance with the provisions of Schedule 10 to the said Agreement.

5.  ANNOUNCEMENTS AND CONFIDENTIALITY
-------------------------------------

5.1 No announcement relating to the subject matter of this Agreement or any matter ancillary to this Agreement (save for the announcement already made by the Guarantor in the United States of America dated 10 February 1997) shall be made by or on behalf of the Vendor or the Purchaser without the prior written approval of the other provided that nothing shall prevent the Purchaser or the Vendor (or any person on its behalf) making (so long as it has consulted with the other party in advance so far as reasonably practicable) any announcement or disclosure required by federal or state securities laws, or any other US or UK law, The Stock Exchange or any other US or UK regulatory authority.

5.2 The Vendor shall keep confidential and not at any time after the date of this Agreement disclose or make known in any way to anyone (other than the Purchaser) or use for its own or any other person's benefit any Know-How or confidential information relating to any of the customers, suppliers or affairs of the businesses (including any prospective businesses planned by the Company immediately prior to Completion) of the Company or otherwise relating to the business of the Company.

5.3 All records, papers and documents in the possession, custody or control of or kept or made by or on behalf of the Vendor relating to the business or affairs of the Company and of which the Company does not have a record or copy shall be deemed to be the property of the Company and all such items shall be delivered to the Purchaser or as the Purchaser may direct at Completion.

6.  COMPLETION
--------------

Completion shall take place at the offices of the Purchasers Solicitors immediately after execution of this Agreement. On such date the Vendor and the Purchaser shall each perform their respective obligations in relation to the sale and purchase of the Shares in accordance with and as set out in Schedule 3.

7.  COMPLETION ACCOUNTS
-----------------------

7.1 After Completion the Purchaser and (so far as it lies within its power) the Vendor shall procure that the Company prepares draft Completion Accounts with the assistance of the Vendors' Accountants.

7.2 Except as provided in Schedule 9, the Completion Accounts shall be prepared on a basis consistent with the Accounts using the same accounting principles, policies and practices, but subject to the same complying with the law and UK GAAP.

7.3 The Vendor and the Purchaser shall ensure that within 60 days starting on the day after Completion the Vendor's Accountants submit to the Vendor and the Purchaser the draft Completion Accounts and (subject to the Vendor and the Purchaser and the Purchaser's Accountants signing a waiver letter in the approved terms) make available their working papers to the Vendor and the Purchaser's Accountants and submit a report by the Vendors' Accountants addressed to the Purchaser and the Vendor stating whether in their opinion the draft Completion Accounts have been prepared in accordance with clause 7.2. The Vendor and the Purchaser shall each ensure that within 15 days starting on the day after receipt of the draft Completion Accounts ("the Prescribed Period") it certifies whether or not it agrees with the draft Completion Accounts.

7.4 For the purposes of this Agreement, the Completion Accounts arising following the occurrence of any of the following shall constitute the "Completion Accounts":-

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                                     - 8 -

    7.4.1 if the Purchaser and Vendor both certify their agreement with the draft Completion Accounts produced under clause 7.3 within the Prescribed Period, then such draft Completion Accounts; or

    7.4.2 if either the Purchaser or the Vendor certifies its disagreement with the draft Completion Accounts under clause 7.3 within the Prescribed Period, either

         (1) the Completion Accounts resulting from agreement between the Vendor and the Purchaser; or

         (2) the draft Completion Accounts as adjusted by and therefore incorporating all those matters decided upon by the Expert pursuant to clause 7.5; or

    7.4.3 if either the Purchaser or Vendor fails to give the certificate required by clause 7.3 (and the other party has provided such a certificate) within the Prescribed Period, the draft Completion Accounts produced under clause 7.3.

7.5 If within 14 days starting on the day after receipt of a certificate of disagreement referred to in clause 7.4 the Vendor and the Purchaser have not agreed on the Completion Accounts or the Vendor and the Purchaser have not agreed on the amount of the consideration payable under clause 3.1.1, the following provisions shall apply. Either party may refer the matters with which either the Purchaser or Vendor disagrees to an independent firm of chartered accountants agreed by the Vendor and the Purchaser or, in default of agreement within 28 days of the date of receipt of the certificate, an independent firm of chartered accountants nominated by the President for the time being of the Institute of Chartered Accountants in England and Wales (the "Expert"), on the basis that the Expert is to make a decision on the matter or matters identified in that or those certificates of disagreement (and not agreed by the other party) and certify his decision in writing to each of the Purchaser and the Vendor within 28 days starting on the day after receiving the reference. In a reference, the Expert shall act as an expert and not as an arbitrator. The decision of the Expert shall, in the absence of fraud or manifest error, be final and binding on the parties. The Vendor and the Purchaser shall pay the Expert's costs as the Expert shall direct.

7.6 The costs and expenses of the Purchaser's Accountants and the Vendors' Accountants shall be borne by the Vendor and the Purchaser respectively, and none of such costs and expenses will be borne by the Company.

8.  COVENANTS BY THE VENDOR
---------------------------

8.1 The Vendor covenants with the Purchaser and the Guarantor for the benefit of the Guarantor's Group that it will not either on its own account or in conjunction with or on behalf of any other person or persons, whether directly or indirectly, for the period of:-

    8.1.1 2 years from the Completion Date:-

    (a) supply goods to; or

    (b) provide services for;

    any person, firm or company which was at the Completion Date, or which during the period of twelve months prior to the Completion Date had been, a customer of the Company where such goods or services are the same as or compete with goods supplied or services provided by the Company to that person, firm or company at or during the period of twelve months prior to the Completion Date;

    8.1.2 2 years from the Completion Date:-

    (a) solicit; or

    (b) endeavour to solicit;

    the custom of any person, firm or company which was at the Completion Date, or which during the period of twelve months prior to the Completion Date had been, a customer of the Company for the supply of goods or the provision of services which are the same as or compete with those supplied or provided by the Company to that person, firm or company at or during the period of twelve months prior to the Completion Date;

    8.1.3 2 years from the Completion Date:-

    (a) solicit or entice away from the Purchaser or the Company ; or

    (b) endeavour to solicit or entice away from the Purchaser or the Company;
        or

    (c) employ or engage; or

    (d) endeavour to employ or engage;

    any person who was at the Completion Date, or who during the period of six months prior to the Completion Date had been, employed by the Company whether or not such person would commit a breach of his or her contract of employment by reason of leaving service, save that this clause 8.1.3 shall not apply to any individual employed by the Company in a purely secretarial or non-managerial administrative role; and

    8.1.4 2 years from the Completion Date:-

    (a) carry on; or

    (b) be engaged; or

    (c) be concerned; or

    (d) be interested;

    in the UK in the business of development, production and the sale of body armour, ballistic protections, riot gas, anti-riot products, less than lethal munitions, narcotic identification equipment and security services (other than as a holder of securities listed or dealt in on a recognised investment exchange provided that such holding shall not exceed one per cent. of the class of securities of which the said holding forms part).

8.2 Each of the undertakings contained in clause 8.1 is a separate undertaking by the Vendor in relation to itself and its interests and shall be enforceable by the Purchaser separately and independently of its right to enforce any one or more of the other covenants contained in clause 8.1 and in the event that any such undertaking shall be found to be void but would be valid if some part were deleted or the period or area of application were reduced, then such undertaking shall apply with such modification as may be necessary to make it valid and effective.

8.3 The Vendor shall give all such assistance and supply or procure to be supplied all such information, documents and other papers and shall facilitate access to such accounting books and records of the Vendor Group as the Purchaser may reasonably request for the purpose of enabling the Purchaser and the Company to make enquiries of and returns to taxation authorities and to negotiate any liability the Company may have to taxation.

8.4 The Vendor or its duly authorised agents shall, at the Vendor's sole expense, prepare drafts of the tax returns and computations for the Company for all outstanding accounting periods ended on or prior to the Accounts Date ("the outstanding returns"). The Purchaser will procure that the Company shall sign or submit the outstanding returns to the relevant taxation authorities without amendment or with such amendments as the Purchaser or the Purchaser's Accountants may reasonably require.

8.5 If the Vendor shall indemnify and secure the Company to its reasonable satisfaction against all losses, costs, damages and expenses (including, without limitation, interest on overdue taxation) which may be incurred, the Purchaser shall procure that the Company will take such action and give such information and assistance as may be reasonably required by the Vendor to agree the outstanding returns with the relevant taxation authorities. For the avoidance of doubt, the actions which the Vendor may reasonably request under this clause shall include the Company applying to postpone (so far as legally possible) the payment of any taxation but the Vendor shall not be entitled under this clause to request that it or its agent be allowed to take on or take over the conduct of all or any proceedings arising in connection with the agreement of the outstanding returns.

8.6 The Vendor shall apply on behalf of the Company to HM Customs & Excise for the exclusion of the Company with effect from Completion from any group registration for the purposes of value added tax of which the Company and the Vendor Group form part ("the VAT Group"). The Vendor agrees to make such payments as may be necessary to reimburse the Company for any credit for input tax which arises in respect of supplies received by the Company in the period prior to Completion.

8.7 The Purchaser shall at the Vendor's written request procure that the Company joins in such claims for, or surrenders of, group relief (within the meaning of section 402 ICTA 1988) for accounting periods ended on or prior to the Accounts Date as are set out in the outstanding returns. The Vendor shall pay to the Company surrendering group relief an amount equal to the amount of taxation to be relieved by virtue of the utilisation of the group relief no later than nine months after the end of the accounting period in respect of which taxation is to be relieved by the surrendering of the group relief.

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                                     - 11 -

8.8 The Vendor shall discharge the Excluded Tax (if any) subject to the Purchaser permitting the Vendor to conduct all negotiations with the appropriate authorities in respect thereto (for the avoidance of doubt, the amount of Excluded Tax that the Vendor shall be obliged to discharge shall not be limited by any restrictions on claims that can be made pursuant to the Warranties or the Tax Deed).

8.9 Save as specifically detailed in clause 8.8 above, the provisions of clauses 8.3 to 8.9 are without prejudice to the provisions of the Tax Deed. To the extent that there is any conflict between the provisions of such clauses and the provisions of the Tax Deed, the provisions of the Tax Deed shall prevail.

9.  PURCHASER'S COVENANTS
-------------------------

9.1 The Purchaser shall procure that Joseph Dwek is entitled to remain as a non-executive director of the Company (or, if he is unable to continue in such office shall procure that Mr Roger Green is appointed as a non-executive director of the Company on the same terms) ("the Executive") save that the Purchaser's obligations pursuant to this clause 9 shall cease to apply, and the Purchaser shall be entitled to remove Mr Joseph Dwek or Mr Roger Green as the case may be, in the event that the Executive shall:-

    9.1.1 Commit any act of serious misconduct;

    9.1.2 Wilfully neglect or refuse, after warning, to carry out any of his duties as a non-executive director;

    9.1.3 Have a bankruptcy order made against him or shall compound with or enter into any voluntary arrangements with his creditors;

    9.1.4 Be charged with or convicted of any criminal offence (other than an offence under the Road Traffic Acts for which a penalty of imprisonment cannot be imposed);

    9.1.5 Be disqualified from holding office in the Company or any other company under the Insolvency Act 1986 or the Company Directors Disqualification Act 1986 or be disqualified or disbarred from membership of, or be subject to any serious disciplinary sanction by any professional or other body, which undermines the confidence of the Purchaser in the Executives continued directorship of the Company;

    9.1.6 Act in any way which may in the reasonable opinion of the Purchaser bring the Company into disrepute or discredit.

Save as aforesaid the Executive shall continue as a non-executive director entitled to the information and other rights accorded to a non-executive director by law and general practice until payment of the Deferred Consideration is made or no such payment has been agreed or determined as payable.

9.2 The Purchaser shall procure that the Company pays to the Vendor the sum of (pound)96,281 in cash on or before 1 July 1997 in complete satisfaction of the Company's obligations to pay such sums to the Vendor in respect of the outstanding inter-company loan from the Vendor to the Company.

10.  COSTS
----------

Each party shall pay its own costs and expenses incurred in the negotiation, preparation and execution of this Agreement and the Vendor represents and undertakes that none of such costs and expenses have been nor will prior to Completion be borne by the Company.

11.  RESTRICTIVE TRADE PRACTICES ACT 1976
-----------------------------------------

Where this Agreement is or forms part of an agreement which is subject to registration under the Restrictive Trade Practices Act 1976 ("RTPA"), no restriction accepted or information provision made under that agreement shall be given effect to or enforced until the day after particulars of the agreement have been furnished to the Director General of Fair Trading under section 24 RTPA. If any party shall wish to furnish such particulars, the other parties will render such co-operation and undertake such action as may reasonably be required of them for such purpose so that particulars may be furnished as soon as practicable following the signature of this Agreement and each of the parties consents to the disclosure of all information so furnished. In this clause the words and terms "agreement" and "subject to registration" shall have the meanings respectively given to them by the RTPA and the reference to "restrictions accepted" or "information provisions made" under the agreement shall be to restrictions accepted or information provisions made by virtue of which the agreement is subject to registration.

12.  PENSIONS
-------------

Subject always to compliance by the Purchaser and the Company pursuant to this clause 12:

12.1 The Vendor shall use all reasonable endeavours to procure the continued participation of the Company in the Bodycote Group Pension Scheme ("the Bodycote Scheme") from the Completion Date until 31 December 1997 or until such earlier date as may be agreed in writing between the Vendor and the Purchaser ("the Transitional Period"). The Purchaser agrees that the continued participation of the Company remains subject to the approval by the Inland Revenue of the Bodycote Scheme as an exempt approved scheme (as defined in section 592 of the Income and Corporation Taxes Act 1988) not being prejudiced.

12.2 The Purchaser shall procure that the Company will pay to the Bodycote Scheme during the Transitional Period all ordinary contributions payable by and in respect of Allen Williamson, Jason Teal and Graham Pearson ("the Bodycote Members") under the trust deed and rules currently governing the Bodycote Scheme. The Vendor and the Purchaser agree that the rate of those contributions shall not exceed the rate being paid by and in respect of other members of the Bodycote Scheme from time to time during the Transitional Period.

12.3 The Vendor undertakes and shall procure that during and in respect of the Transitional Period the Bodycote Scheme shall be maintained in full force and effect.

12.4 If the Bodycote Members elect by notice in writing, served upon the trustees of the

Bodycote Scheme not later than 31 January 1998 to take a transfer value to the pension arrangements established by the Purchaser such transfer value shall be the sum of:

(i) the transfer amount calculated by the actuary to the Bodycote Scheme on a past service reserve basis as at Completion Date using the assumptions adopted by the Bodycote Scheme in its last actuarial valuation including making an allowance for future increases to remuneration and pension increases; and

(ii) a sum equal to the total contributions payable by or in respect of the Bodycote Members after deducting sums in respect of administration and death in service insurance calculated as provided in the report on the last actuarial valuation of the Bodycote Scheme increased by compound interest at the base rate of Barclays Bank Plc from the date the contribution was paid until the end of the Transitional Period.

12.5 The Purchaser undertakes that it will establish or become a party to either a money purchase retirement benefits scheme in which the Company will participate or a group personal pension scheme (the "Purchaser's Scheme") in respect of the Bodycote Members with effect from the day following the end of the Transitional Period.

12.6 With effect from such day, the Purchaser undertakes to procure that membership of the Purchaser's Scheme shall be offered to the Bodycote Members.

12.7 The Purchaser undertakes that the Purchaser's Scheme will be capable of accepting a transfer from the Bodycote Scheme, in accordance with the provisions of this clause 12, in respect of the Bodycote Members who take up the offer of membership under this clause and if any Bodycote Member exercises his option to take a transfer value under clause 12.4 to the Purchaser's Scheme. Such transfer value will be applied exclusively for or in relation to the provision in the Purchaser's Scheme of Relevant Benefits (as defined in Schedule 4) for and in respect of that Bodycote Member.

12.8 The Purchaser undertakes to contribute to the Purchaser's Scheme in respect of Allen Williamson at a rate which in the opinion of an actuary appointed by the Purchaser is likely when taken with his contributions to the Bodycote Scheme at the Completion Date to produce benefits that are broadly equivalent in overall value to those that would have been provided for him under the Bodycote Scheme in relation to his future service if he had continued to be a member of the Bodycote Scheme on the basis of the provisions in force at the date he left that scheme.

12.9 If the Purchaser's Scheme is not a contracted-out scheme then the Purchaser will allow Allen Williamson to set up an appropriate personal pension scheme which will be capable of accepting the guaranteed minimum pensions arising from service in the Bodycote Scheme prior to 6 April 1997 and all benefits under the Bodycote Scheme from service after 5 April 1997 for the Bodycote Members.

12.10 The Purchaser will procure that the Company will comply during the Transitional Period with the provisions of the Bodycote Scheme insofar as they apply to it as an associated employer and in particular shall:-

    12.10.1 comply with all requirements of the Pensions Act 1995 applicable to it and nominate the principal employer of the Vendor's Scheme as the employer capable of agreeing the Schedule of contributions and for all other purposes of that Act;

    12.10.2 not exercise any right, power or discretion conferred on the Company as a participating employer in the Bodycote Scheme without the prior written consent of the Vendor, such consent not to be unreasonably withheld;

    12.10.3 not increase the remuneration above 2% of Pensionable Salary (as defined in the Bodycote Scheme Explanatory Booklet effective from 1 April
    1995) per annum of any of the Bodycote Members.

    12.10.4 if any of the Bodycote Members claim early retirement pensions (following termination of their contracts of employment by the Company or the Purchaser) the Purchaser will make such additional contributions to the Bodycote Scheme as the Vendor, the Trustees of the Bodycote Scheme and the Purchaser agree are required to cover the additional costs to the Bodycote Scheme.

12.11 The Vendor and the Guarantor undertake to indemnify the Company and the Purchaser against any liabilities, costs, claims, losses, damages and expenses including legal and professional fees which the Purchaser or the Company may suffer or incur in either case by reason of the Company's participation in the Bodycote Scheme prior to 1 January 1998 as a result of, or arising under:-

    12.11.1 section 75 of the Pensions Act 1995 or section 144 of the Pension Schemes Act 1993 and any regulations made thereunder; or

    12.11.2 the infringement of any English or European Union requirement relating to the equal treatment of men and women, other than in respect of failure to equalise guaranteed minimum pensions.

13.  GENERAL
------------

13.1 This Agreement constitutes the entire and only legally binding agreement between the parties relating to the sale and purchase of the Shares and no variation of this Agreement shall be effective unless made in writing signed by or on behalf of all the parties and expressed to be such a variation.

13.2 No failure or delay by the Purchaser or time or indulgence given by it in or before exercising any remedy or right under or in relation to this Agreement shall operate as a waiver of the same nor shall any single or partial exercise of any remedy or right preclude any further exercise of the same or the exercise of any other remedy or right.

13.3 No waiver by any party of any requirement of this Agreement or of any remedy or right under this Agreement shall have effect unless given by notice in writing signed by such party. No waiver of any particular breach of the provisions of this Agreement shall operate as a waiver of any repetition of such breach.

13.4 This Agreement may be executed in two or more counterparts and execution by each of the parties of any one of such counterparts will constitute due execution of this

Agreement.

13.5 The Vendor shall and shall procure that any third party shall, do, execute and perform all such further deeds, documents, assurances, acts and things as may be necessary to give effect to this Agreement.

13.6 The provisions of this Agreement shall remain in full force and effect after Completion so far as they then remain to be observed and performed.

13.7 The Vendor acknowledges that it is entering into this Agreement without reliance on any undertaking or representation given by or on behalf of the Purchaser other than as expressly contained in this Agreement provided that nothing herein shall exclude the Purchaser from liability for fraudulent misrepresentation.

14.  NOTICES
------------

14.1 Any notice shall be in writing and signed by or on behalf of the person giving it. Except in the case of personal service, any notice shall be sent or delivered to the party to be served at the address set out in Schedule 1 and if a person or officer is named for the purpose in Schedule 1, the notice shall be marked for his attention. Any alteration in such details shall, to have effect, be notified to the other parties in accordance with this clause.

14.2  Service of a notice must be effected by one of the following methods:-

    14.2.1 personally on a director or the secretary of any party and shall be treated as served at the time of such service;

    14.2.2 by prepaid first class post (or by airmail if from one country to another) and shall be treated as served on the second (or if by airmail the fourth) Business Day after the date of posting. In proving service it shall be sufficient to prove that the envelope containing the notice was correctly addressed, postage paid and posted; or

    14.2.3 by delivery of the notice through the letterbox of the party to be served or by sending it by telex and shall be treated as served on the first Business Day after the date of such delivery or sending. In proving service by telex it shall be sufficient to prove that the telex was preceded by the answerback code of the party to whom it was sent.

15.  APPLICABLE LAW AND JURISDICTION
------------------------------------

15.1 This Agreement shall be governed by and construed in accordance with the laws of England.

15.2 The parties irrevocably submit to the non-exclusive jurisdiction of the Courts of England and Wales in respect of any claim, dispute or difference arising out of or in connection with this Agreement.

16.  INDEMNITY
--------------

16.1 The Vendor undertakes to indemnify and keep the Purchaser indemnified from and against liability for all sums (including, without limitation, losses, damages, costs, expenses, fines, penalties or compensation and any depletion in or reduction in value of the Company or its assets, or increase in the liabilities of the Company) suffered or incurred by the Company in respect of any non-compliance with or any liability under Relevant Laws arising as a direct or indirect result of any acts or omissions of the Company prior to the Completion Date affecting the Oldham Property or from the presence of Hazardous Substances in the land, soil, ground, ground water or surface water at, on or under the Oldham Property.

For the purpose of this clause 16.1, the following definitions shall apply:-

Environmental Laws           means all European Union, national, regional or
                             local statutes or other laws including the common law concerning Environmental Matters, all rules, regulations, by-laws, codes of practice, circulars, guidance notes and notices made thereunder and judicial and administrative interpretation of each of the foregoing provided that for the avoidance of doubt the provisions relating to contaminated land contained in the Environment Act 1995 and any regulations made or guidance given under that Act shall be treated as if they were in force on or before Completion;

Environmental Matters        means all matters relating to contamination,
                             pollution or human health or the environment including but not limited to those relating to waste, discharges, emissions and releases to land, air and water, nuisance, health and safety, and the manufacture, use, treatment, storage, transport or disposal of Hazardous Substances;

Hazardous Substances         means chemicals, wastes, forms of energy,
                             radioactive substances or other polluting, dangerous, hazardous or toxic substances;

"Relevant Laws"              all Environmental Laws concerning contamination or
                             pollution of the land, soil, ground, ground water or surface water at, on, under or in the vicinity of the Oldham Property.

16.2 The Vendor shall indemnify and keep indemnified the Purchaser for itself and as trustee for the Company against liability for all sums (including, without limitation, losses, damages, costs, expenses, fines, penalties or compensation) suffered or incurred by the Company or the Purchaser as a direct or indirect result of the declaration and payment of the dividends, amounting to (pound)614,550 in aggregate, on 25 March 1997, by the Company being unlawful voidable or void.

AS WITNESS this Agreement has been executed as a deed by or on behalf of the parties the day and year first before written.

                                   SCHEDULE 1
                                   ----------
PART I
PARTICULARS OF THE VENDOR
-------------------------

(1)                                         (2)
Vendor                                      Ordinary
                                            Shares
                                            of (pound)1 each
-------------------------------------------------------------------------------

Bodycote International PLC                     29,750
140 Kingsway,
Manchester M19 1BB
For the attention of:-
Joseph Dwek

PART II
PARTICULARS OF PURCHASER
------------------------

Armor Holdings Limited  (Company No. 3302926)
13386 International Parkway
Jacksonville
Florida 32218

For the attention of:-
Robert Schiller



PARTICULARS OF THE GUARANTOR
----------------------------

Armor Holdings Inc
International Parkway
Jacksonville
Florida 32218

For the attention of:-
Robert Schiller

                                   SCHEDULE 2
                                   ----------
PART I

PARTICULARS OF THE COMPANY
--------------------------

Supercraft (Garments) Limited

Registered in England under no. 328076

Registered Office:-  140 Kingsway, Manchester M19 1BB

Authorised capital:-  (pound)45,000

Issued and fully paid up capital:-  (pound)29,750

Directors:-  Joseph Dwek
             Allen Williamson

Secretary:-  Clair Griffiths

Accounting reference date:-  31 December

                                   SCHEDULE 3
                                   ----------
COMPLETION OBLIGATIONS
----------------------

PART I

OBLIGATIONS OF THE VENDOR
-------------------------

1.  The Vendor shall deliver to the Purchaser:-

1.1 duly executed transfers of the Shares by the registered holders in favour of the Purchaser, the share certificates and any additional documentation necessary to establish the transferor's title to the Shares, to authorise the executions of such transfers and to allow the transferees (subject to due stamping) to be registered in the register of members of the Company as holders of the Shares;

1.2  an engrossment of the Tax Deed executed by the Vendor and [the Company];

1.3 the common seal, statutory books and other record books of the Company written-up to Completion;

1.4 statements of balances at a date not more than seven days prior to Completion with reconciliations to the Business Day preceding the Completion Date on all bank accounts of the Company and all current cheque books relating to such accounts;

1.5  a resignation letter in the approved terms from Claire Griffiths;

1.6  evidence satisfactory to the Purchaser that:-

    1.6.1 all sums owed by the Company to any member of the Vendor Group or by any member of the Vendor Group to the Company (save for the sums detailed in clause 9.2 of this Agreement) have been repaid;

    1.6.2 any guarantees granted or security or indemnities given by the Company in respect of obligations of any member of the Vendor Group have been released or discharged;

1.7 an unqualified letter of resignation from the auditors of the Company in the form prescribed by section 394 Companies Act, accompanied by written confirmation that such auditors have no claims for unpaid fees or expenses;

1.8 a power of attorney in the approved terms in respect of the rights attaching to the Shares;

1.9 certified copies of the board minutes of the meetings of the board of directors of the Company declaring dividends:-

    1.9.1 for the year ended 31 December 1996 of(pound)150,000;

    1.9.2 for the year ended 31 December 1995 of(pound)129,100; and

    1.9.3 as an interim dividend declared during the period 31 December 1996 to 25 March 1997 of (pound)400,000;

1.10 bank mandates relating to the change in signatory of all of the Company's bank accounts;

1.11 a certified copy of the transfer of the Oldham Property from the Company to Bodycote Developments Limited in the approved terms.

2. The Vendor shall procure the holding of a meeting of the board of directors of the Company, at which board resolutions in the approved terms shall be passed.

PART II

OBLIGATIONS OF THE PURCHASER
----------------------------

The Purchaser shall, conditionally upon the implementation of the matters set out in Part I of this Schedule:-

1. authorise the telegraphic transfer of (pound)813,500 in cleared funds to an account specified by the Vendor, which shall discharge the Purchaser from its obligation to pay the Initial Consideration to the Vendor;

2. authorise the telegraphic transfer of (pound)536,500 in cleared funds to the Retention Account; and

3. deliver to the Vendor an engrossment of the Tax Deed executed by the Purchaser;

                                   SCHEDULE 4
                                   ----------
GENERAL WARRANTIES
------------------
ACCURACY OF INFORMATION
-----------------------

1.1 All written information relating to the business, activities, affairs, assets or liabilities of the Company provided to the Purchaser or any of its employees, officers, agents or advisers by or on behalf of the Vendor, the Company or any of their respective employees, officers, agents or advisers in the course of the negotiations leading to the execution of this Agreement (as referred to in the list attached as annexure 3) was when given and is now true and accurate in all material respects.

1.2 There is no information relating to the Company which is known to the Vendor which renders any of the information referred to in paragraph 1.1 above misleading.

1.3 The information contained in Part I of Schedule 1, Schedule 2 and Part I of
Schedule 6 is true and accurate in all respects and is not misleading.

CONSTITUTION OF THE COMPANY
---------------------------

2.1 The statutory books and minute books of the Company have been properly kept and contain an accurate and complete record of the matters which should be dealt with in those books and no notice or allegation that any of them is incorrect or should be rectified has been received.

2.2 The Shares are beneficially owned by the Vendor, are free from all liens, charges and encumbrances or interests in favour of or claims made by or which could be made by any other person, are fully paid and together represent the entire allotted and issued share capital of the Company.

2.3 The copy of the memorandum and articles of association of the Company annexed to the Disclosure Letter is true and complete and has embodied in it or annexed to it a copy of every such resolution or agreement as is referred to in section 380(1) Companies Act and sets out in full the rights and restrictions attaching to the share capital of the Company.

2.4 No person has the right (whether exercisable now or in the future and whether contingent or not) to call for the issue or transfer of any share or loan capital of the Company under any option or other agreement or otherwise howsoever.

2.5 The Company has properly and punctually made all returns which it is required to make to the Registrar of Companies, to any other governmental or regulatory body and to any local authority.

2.6 Due compliance has been made with all the provisions of the Companies Act and other legal requirements, in connection with the formation of the Company, the allotment, issue, purchase and redemption of shares, debentures and other securities in the Company, the reduction of the authorised and issued share capital of the Company, any amendment to the memorandum or articles of association of the Company and the passing of resolutions and the payment of dividends by the Company.

2.7 The Company has at all times conducted its business intra vires, has not entered into any transaction ultra vires the Company or outside of the authority or powers of the directors of the Company and is not in breach of the provisions of the Articles.

CAPACITY AND INTEREST OF THE VENDOR
-----------------------------------

3.1 The Vendor has the requisite power and authority to enter into and perform this Agreement and has the requisite power and authority to enter into and perform the Tax Deed.

3.2 The execution and delivery of and the performance by the Vendor of its obligations under this Agreement and the Tax Deed will not:-

    3.2.1 result in a breach of, or constitute a default under, any agreement, instrument or arrangement to which the Vendor or the Company is a party or by which the Vendor or the Company is bound; or

    3.2.2 result in a breach of any order, judgement or decree of any court or governmental agency to which the Vendor or the Company is a party or by which the Vendor or the Company is bound; or

    3.2.3 result in a breach of the rules or requirements of any professional body, trade association or self-regulating organisation (as defined in the Financial Services Act 1986) of which the Vendor is a member or by which the Vendor is bound.

3.3 No indebtedness (actual or contingent) is outstanding and no contract or arrangement exists between the Company and the Vendor or any director of the Company or any person connected with the Vendor or such director.

3.4 Neither the Vendor nor any person connected with the Vendor has any interest, direct or indirect, in any business which competes or has competed or is in the future likely to compete with any business now carried on by the Company or intends to acquire any such interest.

3.5 So far as the Vendor is aware it is not entitled to any claim of any nature against the Company, any of its officers, employees, principal customers or suppliers and the Vendor has not assigned to any third party the benefit of any such claim to which it was previously entitled.

ACCOUNTS
--------

4.1 The Accounts have been prepared in accordance with UK GAAP comply with the requirements of the Companies Act and show a true and fair view of the state of affairs and the financial position of the Company as at the Accounts Date and of the profits or losses of the Company for the financial year ended on the Accounts Date.

4.2  Without prejudice to the generality of the foregoing, in the Accounts:-

    4.2.1 depreciation of the fixed assets of the Company has been made at a rate sufficient to write down the value of such assets to nil not later than the end of their useful working lives and no fixed asset has attributed to it a value exceeding its current market value at the Accounts Date;

    4.2.2 the value attributed to stock and work-in-progress does not exceed the lower of cost and net realisable value at the Accounts Date. For the purpose of ascertaining the net realisable value of stock at the Accounts Date, unsaleable, defective and redundant stock and stock which had been returned or rejected by a customer has been written down to nil;

    4.2.3 proper provision, reserve or note (as appropriate) has been made for all bad and doubtful debts, all liabilities and obligations (actual, contingent or disputed) and all capital commitments;

    4.2.4 provision or reserve (as appropriate) has been made for all taxation liable to be assessed on the Company or for which the Company is accountable (whether primarily or otherwise) in respect of income, profits or gains earned, accrued or received on or before the Accounts Date or deemed to have been or treated as earned, accrued or received for taxation purposes and/or for any event on or before the Accounts Date, including distributions made down to the Accounts Date or provided for in the Accounts; and

    4.2.5 proper provision or reserve (as appropriate) in accordance with UK GAAP and all relevant Statements of Standard Accounting Practice has been made in the Accounts for all deferred taxation of the Company.

4.3 The bases and policies of accounting of the Company adopted for the purpose of preparing the Accounts are the same as those adopted for the purpose of preparing the audited accounts of the Company for the three preceding accounting periods and none of the audited accounts of the Company for the five preceding accounting periods were qualified by the auditors.

4.4 The profits and losses of the Company shown by the Accounts and by the audited accounts of the Company for the three preceding accounting periods and the trend of profits and losses thereby shown have not (except as therein disclosed) been affected to a material extent by any non-recurring, exceptional, extraordinary or short-term item (including, but not limited to, any pension contribution holiday or any rental or other outgoing at below market rates) or by any other matter which has rendered such profits or losses unusually high or low.

4.5 All books of account and other accounting records of the Company are in its possession, made up to date and contain the information required by law and generally accepted accounting principles.

BUSINESS SINCE THE ACCOUNTS DATE
--------------------------------

5. Since the Accounts Date:-

5.1 the Company has carried on its business in the ordinary and usual course without any interruption or alteration in the nature, scope or manner of its business;

5.2 there has been no material adverse change in the financial or trading position or so far as the Vendor is aware prospects of the Company;

5.3 the Company has not knowingly acquired or agreed to acquire any asset for a consideration which is higher than market value at the time of acquisition and has not knowingly disposed of or agreed to dispose of any asset for a consideration which is lower than market value or book value, whichever is the higher, at the time of disposal;

5.4 the Company has not assumed or incurred any material liabilities (including contingent liabilities) otherwise than in the ordinary and usual course of business;

5.5 the Company has not assumed or incurred any liability, or entered into any commitments involving capital expenditure which is still outstanding, in excess of (pound)10,000;

5.6 there have been no unusual increases or decreases in stock levels; and

5.7 no distribution of capital or income has been declared, made or paid in respect of any share in the capital of the Company.

BORROWINGS AND BANK FACILITIES
------------------------------

6.1 The Company has not exceeded the amount of its overdraft facility with its bankers and is not in breach of the terms of any other loan facilities and the total amount borrowed by the Company from whatsoever source does not exceed any limitation on its borrowings contained in the Company's articles of association or in any debenture or loan stock deed or any other instrument or agreement to which the Company is a party.

6.2 Full and accurate details of all overdrafts, loans or other financial facilities outstanding or available to the Company are contained in the Disclosure Letter and neither the Vendor nor the Company has done or omitted to do anything whereby the continuance of any such facilities in full force and effect might be affected or prejudiced.

6.3 A statement of all the bank accounts of the Company and of the credit or debit balances on such accounts as at a date not more than seven days before the date of this Agreement is annexed to the Disclosure Letter. Since such statement there have been no payments out of any such accounts except for routine payments in the ordinary course of business and the balances on current account are not now substantially different from the balances shown on such statements.

GUARANTEES AND INDEMNITIES
--------------------------

7. There is not outstanding any guarantee, indemnity or security given by or for the benefit of the Company.

DEBTORS
-------

8.1 Each debt now owed to the Company (less the amount of any specific or general provision or reserve made in the Accounts or the Completion Accounts) will realise its full face value and be good and collectable in the ordinary course of business and is not subject to any counter-claim or set-off, except to the extent of any such provision or reserve and no amount included in the Accounts as owing to the Company at the Accounts Date has been realised for an amount less than the value at which it was included in the Accounts or has been released (in whole or in part) or is, so far as the Vendor is aware, irrecoverable in whole or in part.

8.2 The Company has not granted credit terms exceeding thirty days.

CUSTOMERS AND SUPPLIERS
-----------------------

9. No material customer or supplier of or to the Company has during the last twelve months ceased or indicated an intention to cease (or to reduce the volume of) trading with the Company nor, so far as the Vendor is aware, is likely so to do whether as a result of this Agreement or otherwise.

OWNERSHIP AND CONDITION OF ASSETS
---------------------------------

10.1 Except for assets disposed of by the Company in the ordinary course of trading, the Company is the owner of all assets included in the balance sheet of the Accounts and all assets which have been acquired by the Company since the Accounts Date, all of which assets are in the Company's possession and under its control and there is not now outstanding any charge, option, lien, pledge or encumbrance (or agreement to grant any such) over the whole or any part of the undertaking, property or assets of the Company nor any right to acquire such.

10.2 All plant and machinery (including fixed plant and machinery), vehicles and office equipment used by the Company in connection with its business have been maintained and repaired as required to enable the Company to operate the same.

10.3 The plant register kept by the Company sets out a complete and accurate record of the material items of plant and machinery and vehicles owned by it.

10.4 The Company has not agreed to acquire any asset on terms that the property in such asset does not pass to it until full payment is made.

INSURANCE
---------

11.1 All the assets of the Company which are of an insurable nature are at the date hereof insured in the terms annexed to the Disclosure Letter. In respect of all such insurances:-

    11.1.1 all premiums have been duly paid to date;

    11.1.2 all the policies are in force and so far as the Vendor is aware are not voidable;

    11.1.3 there are no special or unusual terms or restrictions and so far as the Vendor is aware the premiums payable are not in excess of the normal rates; and

    11.1.4 no claim is outstanding and no circumstances exist which may give rise to any claim.

GRANTS
------

12. The Company has not applied for any investment grant, employment subsidy or other similar payment and no such grant, subsidy or payment paid or due to be paid to the Company is liable to be refunded or withheld in whole or in part in consequence of any action or omission of the Company.

COMPLIANCE WITH LAWS
--------------------

13. So far as the Vendor is aware neither the Company nor its officers, agents or employees in the course of their respective duties to the Company have done or omitted to do anything in breach of the law of the United Kingdom or of any foreign country in which the Company conducts business.

LICENCES AND CONSENTS
---------------------

14. All licences, consents, approvals, permissions, permits and authorities (public and private) necessary for the carrying on of the business of the Company effectively in the places and in the manner in which such business is now carried on have been obtained and all such licences, consents, approvals, permissions, permits and authorities are valid and subsisting and, so far as the Vendor is aware, there is no reason why and no facts or circumstances which would be likely to give rise to any reason why any of them should be suspended, cancelled or revoked or not renewed.

LITIGATION
----------

15.1 The Company is not engaged in any litigation or arbitration proceedings and no litigation or arbitration proceedings are pending or threatened by or against the Company, nor so far as the Vendor is aware are there any facts or circumstances which may give rise to any litigation or arbitration proceedings being commenced by or against the Company.

15.2 Neither the Company nor any of its officers is being prosecuted for any criminal offence and so far as the Vendor is aware there are no such prosecutions pending or threatened and, so far as the Vendor is aware, there are no facts or circumstances which may give rise to any such prosecution.

15.3 No litigation or arbitration proceedings commenced by or against the Company or which have been threatened to be so commenced have been settled or compromised during the period of five years ending on the date of this Agreement in respect of amounts exceeding in aggregate (pound)20,000.

15.4 The Company is not subject to any order or judgement given by any court, governmental agency or other regulatory body adversely affecting its business and is not a party to any undertaking or assurance given to any court, governmental agency or other regulatory body which is still in force nor so far as the Vendor is aware are there any facts or circumstances which may result in the Company becoming subject to any such order or judgement or being required to be a party to any such undertaking or assurance.

15.5 There have been no investigations of, or disciplinary proceedings made against, the Company or so far as the Vendor is aware any of its officers or employees, so far as the Vendor is aware no such investigations or disciplinary proceedings are currently pending or threatened and, so far as the Vendor is aware, there are no facts or circumstances which may give rise to such investigations or proceedings.

16. COMPETITION LAW MATTERS
---------------------------

16.1 The Company is not and has not been a party to any agreement (as defined in the Restrictive Trade Practices Act 1976 ("the RTPA")) which has been furnished to the Director General of Fair Trading as provided for in the RTPA or which is or was subject to registration pursuant to the RTPA and which has not been so furnished.

16.2 The Company has not been and is not a party to any agreement or concerted practice which infringes Article 85 of the EEC Treaty and is not in contravention of any regulation or other enactment made under Article 87 of the EEC Treaty.

16.3 No action, practice or course of conduct now or previously done or carried on by the Company and no agreement to which the Company is or was a party or any part of any such agreement:-

    16.3.1 so far as the Vendor is aware is or has been the subject of any investigation or reference under the Competition Act 1980; or

    16.3.2 is or was unlawful by virtue of the Resale Prices Act 1976; or

    16.3.3 is or was an abuse of a dominant position under the EEC Treaty.

16.4 Neither the Vendor nor the Company has at any time received, nor have either of them any grounds for believing that either may receive, any process, notice, communication or any formal or informal request for information with reference to any actual or proposed agreement, arrangement, concerted practice, trading policy or practice, course of conduct or activity of the Company from the Director General of Fair Trading, the Monopolies and Mergers Commission, the Secretary of State for Trade and Industry, the Commission of the European Communities, the Restrictive Practices Court or from any other person or body (wherever situated) whose task it is to investigate, report or decide upon matters relating to monopolies, mergers or anti-competitive agreements or practices nor has the Company or anything done or to be done or proposed to be done by the Company been the subject of any report, decision, order, judgement or injunction made, taken or obtained by any of such persons or bodies, nor has the Company given or been the subject of any undertakings or assurances given (directly or indirectly) to any such persons or bodies.

16.5 The Company has not been party to any agreement, practice or arrangement which, in whole or in part, contravenes the provisions of the Trade Descriptions Acts 1968 to 1972 or the Consumer Credit Act 1974.

TRADING AND CONTRACTUAL ARRANGEMENTS
------------------------------------

17.1  The Company is not a party to:-

    17.1.1 any partnership, joint venture, European Economic Interest Grouping or consortium arrangement or agreement or any agreement for sharing commissions or other income;

    17.1.2 any agreement or arrangement which is liable to be terminated by another party or under which rights of any person are liable to arise or be affected as a result of any change in the control, management or shareholders of the Company;

    17.1.3 any contract of a long-term nature that is to say, unlikely to have been fully performed, in accordance with its terms, more than twelve months after the date on which it was entered into;

    17.1.4 any agreement or arrangement of a loss making nature (that is to say, now known to be likely to result in a loss on completion of performance);

    17.1.5 any agreement containing covenants limiting or excluding its right to do business and/or to compete in any area or in any field or with any person, firm or company;

    17.1.6 any agreement or arrangement of an unusual or abnormal nature or entered into otherwise than on an arm's length basis in the ordinary and usual course of the Company's business;

    17.1.7 any agreement or arrangement which cannot readily be fulfilled or performed by the Company in accordance with its terms without undue or unusual expenditure or effort;

    17.1.8 so far as the Vendor is aware, any agreement or arrangement suffering from any invalidity or in respect of which there are grounds for determination, rescission, avoidance or repudiation by any other party; or

    17.1.9 any agreement or arrangement which involves payment by reference to fluctuations in the index of retail prices or any other index or in the rate of exchange for any currency.

17.2 No offer, tender or the like given or made by the Company on or before the date of this Agreement and still outstanding is capable of giving rise to a contract merely by a unilateral act of another person which contract would be otherwise than in the ordinary course of business or onerous, long term or unusual.

TITLE DEEDS
-----------

18. All documents which in any way affect the right, title or interest of the Company in or to any of its property, undertakings or assets and all agreements to which the Company is a party are in the possession of the Company and are properly stamped.

POWERS OF ATTORNEY
------------------

19. The Company has not given a power of attorney and no person has any authority (express, implied or ostensible) which is still outstanding or effective to enter into any contract or commitment or to do anything on its behalf other than any authority to employees to enter into routine trading contracts in the normal course of their duties and to executive directors.

INSOLVENCY
----------

20.1 No receiver or administrative receiver has been appointed of the whole or any part of the assets or undertaking of the Company.

20.2 No administration order has been made in relation to the Company and no petition for such an order has been presented.

20.3 No proposal for a voluntary arrangement between the Company and its creditors (or any class of them) has been made to or is in the contemplation of the Company.

20.4 No petition has been presented, no order has been made and no resolution has been passed for the winding-up of the Company.

20.5 The Company has not stopped payment to its creditors nor is it insolvent or unable to pay its debts as and when they fall due.

20.6  No unsatisfied judgement is outstanding against the Company.

OFFICERS AND EMPLOYEES
----------------------

21.1 Those persons named as such in Schedule 2 are the only directors of the Company and the secretary of the Company respectively and the particulars set out in Schedule 2 are true and complete.

21.2  No person is or has been a shadow director of the Company.

21.3 The particulars shown in the schedule of employees annexed to the Disclosure Letter list all the employees of the Company, are true and accurate and show in relation to each employee (or, if appropriate, by category or grade of employee) and officer:-

    21.3.1 date of birth and period of continuous service;

    21.3.2 job title or job function and work place location if not at Westhaughton;

    21.3.3 all entitlements to cash remuneration;

    21.3.4 details of entitlements to all other benefits provided by the Company (whether on a contractual or discretionary basis);

    21.3.5 details of any share option, profit sharing, incentive and bonus arrangements (whether or not such arrangements are legally binding on the Company); and

    21.3.6 details of all other terms and conditions of employment (other than as implied by statute).

21.4 Details of any Company handbook or work rules relating to any employees of the Company (including any disciplinary or grievance procedure) have been provided to the Purchaser.

21.5 No change in the remuneration, benefits and arrangements shown in the schedule of employees is due or expected within twelve months from the date of this Agreement and no request for any such change has been received.

21.6 There are no recognition, procedural or other Trade Union agreements to which the Company is a party or which apply to any of its employees together with details of any works council, staff association or other body representing any of the Company's employees and details of any elected employee representatives (for whatever purpose).

21.7 There is not outstanding any contract of service between the Company and any of its directors, officers or employees which is not terminable by the Company without damages or compensation (other than any compensation payable by statute) on three month's notice given at any time.

21.8 No current employee of the Company has given notice terminating his contract of employment or is under notice of termination from the Company and no person has been offered employment by the Company but not yet commenced such employment.

21.9 There are no arrangements between the Company and any of its employees or Directors, whether contractual or otherwise, in relation to change of ownership, severance or other payments on termination of employment.

21.10 The Vendor has complied with all its obligations to, and no amount is due to or in respect of, any current employee or person whose employment with the Company has been terminated within the period of one year prior to Completion ("FORMER EMPLOYEE") arising out of or in connection with:

    21.10.1 any of the terms and conditions of employment of the employees and Former Employees;

    21.10.2 all its obligations under statute and otherwise concerning the health and safety at work of such current employees and Former Employees and so far as the Vendor is aware there are no claims threatened or pending by any employee, Former Employee or third party in respect of any accident or injury which are not fully covered by insurance.

    21.10.3 all other statutes and regulations relevant to the employment of the employees and Former Employees with the Vendor; and

    21.10.4 all relevant orders and awards made in relation to the employees and Former Employees.

21.11 There is no dispute between the Company and any current or former employee or director trade union works council, staff association or other body representing employees or any elected employee representatives pending or threatened.

21.12 No employee is currently on long term sickness absence or maternity leave.

21.13 No arrangements or adjustments have been made or are operated by the Vendor by virtue of the provisions of the Disability Discrimination Act 1996 in relation to any employee and the Vendor is not in breach of its obligations under this Act.

21.14 The Company's Pension Scheme (named as the Bodycote Group Pension Scheme in the Disclosure Letter) is exempt, approved or capable of exempt approval within the meaning of section 592(1) ICTA 1988 and neither the Vendor nor the Company is aware of any reason why such approval should be withdrawn.

INTELLECTUAL PROPERTY RIGHTS
----------------------------

22.1 There is no Intellectual Property owned by the Company or confidential know-how relating to the business of the Company nor does the Company require to use the Intellectual Property or confidential know-how of any third party.

22.2 So far as the Vendor is aware none of the processes, products or activities of the business of the Company infringes any right of any other person relating to Intellectual Property or involves the unlicensed use of information confidential to any person or gives rise to a liability for any royalty or similar payment.

22.3 The Company does not trade under any name other than its full corporate name.

SUBSIDIARY UNDERTAKINGS
-----------------------

23. The Company has no and has never had any subsidiaries or subsidiary undertakings and has never had any legal or beneficial interest in the shares of any other company and has not agreed to acquire any such shares.

PENSIONS

24.1  In this paragraph 24 the following terms have the following meanings:

The Bodycote Scheme:                   The Bodycote Group Pension Scheme

The Executive Plan:                    Supercraft (Garments) Limited Executive
                                       Pension Plan.

The Life Insurance Scheme:             Supercraft (Garments) Limited Group Life
                                       Insurance Scheme.

                                       together the Executive Plan and the Life
                                       Insurance

                                       Scheme shall be referred to as the
                                       Vendor's Scheme.

Relevant Benefits:                     as defined in section 612 of ICTA 1988
                                       but with the omission of the exception
                                       in that definition.

Relevant Person:                       each past and present employee, officer
                                       and director of the Company and their
                                       respective spouses and dependants.

Beneficiary:                           any person who, at the date of this
                                       Agreement, is not a Relevant Person but
                                       who is a beneficiary (present or
                                       contingent) of the Vendor's Scheme.

24.2 The Company has made no agreement under which it is or may become legally liable to provide Relevant Benefits for any Relevant Person or Beneficiary under the Bodycote Scheme other than in respect of Allen Williamson, Jason Teal and Graham Pearson and the Bodycote Scheme Explanatory Booklet effective from 1 April 1995 sets out the total Relevant Benefits that are payable in respect of such individuals under that scheme.

24.3 Except under the Vendor's Scheme and except for the Company's commitment to provide Relevant Benefits under paragraph 24.2 or as provided by statute, no agreement exists for the provision of Relevant Benefits for any Relevant Person or Beneficiary in connection with which the Company is or may become legally liable to make any payment and the Company is not liable to make contributions to a personal pension scheme in respect of any Relevant Person. No legally binding undertaking has been given to any Relevant Person that the Relevant Benefits under the Vendor's Scheme, or any other arrangement disclosed under this paragraph 24.3, will be improved or further Relevant Benefits introduced.

24.4 The Disclosure Letter contains or has annexed to it all relevant documents relating to the Vendor's Scheme. The documents disclosed are valid and effectual as at the date of this Agreement and when taken together correctly describe all the benefits which are being paid or are payable under the Vendor's Scheme.

24.5 The Vendor's Scheme and the Bodycote Scheme are exempt approved schemes (as defined in section 592 of ICTA 1988) and so far as the Vendor is aware nothing has been done or omitted which will or is likely to result in them ceasing to have exempt approved status. The Bodycote Scheme is a contracted-out scheme (within the meaning given in section 7(3) of the Pension Schemes Act
1993) in relation to the employments of Allen Williamson, Jason Teal and Graham Pearson and so, far as the Vendor is aware, nothing has been done or omitted which will or may result in the Bodycote Scheme ceasing to have contracted-out status in relation to the employment of these individuals.

24.6 So far as the Vendor is aware the Vendor's Scheme has at all times been operated in accordance with the provisions governing it and in accordance with all applicable laws and regulatory requirements and it has been properly administered.

24.7 All amounts due to the Bodycote Scheme and the Vendor's Scheme from the Company have been paid.

24.8 So far as the Vendor is aware there are no actions, suits or claims pending or threatened against the Company in respect of the provision of Relevant Benefits and there are no circumstances which are likely to give rise to any such action, suit or claim.

24.9 No individuals entitled to become members of the Vendor's Scheme in accordance with their contracts of employment have been excluded from membership by the Vendor or the Company.

24.10 The liability for all lump sum death in service benefits which may become payable under the Vendor's Scheme or the Bodycote Scheme to or in respect of any Relevant Person or Beneficiary is fully insured with a reputable insurance Company and all premiums due to date have been paid.

25.  NET ASSETS

The net assets of the Company as at Completion are not less than net assets as shown in the Completion Accounts.

                                   SCHEDULE 5
                                   ----------
WARRANTIES RELATING TO TAXATION
-------------------------------
1.  GENERAL
-----------

1.1 The Company has not carried out or been engaged in any transaction or arrangement since the Accounts Date such that the law provides that there may be substituted for the amount or value or the actual consideration given or received (or to be given or received) by the Company any different amount or value for taxation purposes.

1.2 There is set out in the Disclosure Letter with express reference to this warranty full details of all clearances obtained in the last 6 years by or relating to the Company pursuant to any statutory provision, statement of practice relating to taxation or any press release issued by any taxation authority. Any transaction for which any clearance was obtained has been carried out only in accordance with the terms of the clearance given for that transaction and the application upon which the clearance was based. So far as the Vendor is aware nothing has arisen since any clearance was obtained which would bring into question its validity.

1.3  Since the Accounts Date no accounting period of the Company has ended.

2.  COMPLIANCE
--------------

2.1 The Company has made all returns, claims for relief, applications, notifications and computations (whether physically in existence or electronically stored) ("Returns") it is required by law to make for the purposes of taxation. All Returns have been properly and punctually submitted (whether physically or electronically) by the Company to all relevant taxation authorities (whether of the United Kingdom or elsewhere) and the Returns are complete, true and accurate, give disclosure of all material facts and circumstances and are not the subject of any question or dispute nor so far as the Vendor is aware are likely to become the subject of any question or dispute with any taxation authority.

2.2 The Company has filed a corporation tax return for the period ended on the Accounts Date.

2.3 Since the Accounts Date, the Company has not filed any amended corporation tax return.

2.4 The Company is not a party to any special arrangement for the making of joint amended returns (as referred to in Inland Revenue Statement of Practice 10/93).

2.5 All payments by the Company to any person which ought to have been made under deduction of taxation have been so made and the Company has (if required by law to do so) accounted to the relevant taxation authority for the taxation so deducted.

2.6 The Company is not liable as agent or lessee for any taxation liability of another person.

2.7 No taxation authority has agreed to operate any special arrangement (being an arrangement which is not based on a strict and detailed application of the relevant legislation, statements of practice or extra-statutory concessions published in Inland Revenue guides) in relation to the Company's affairs.

2.8 The Company has complied with all notices served on it by any taxation authority and no such notice remains outstanding.

2.9 The Company has duly and punctually paid all taxation which it has become liable to pay.

2.10 The Company has not within the last 12 months paid or become liable to pay any penalty, fine or surcharge in connection with taxation.

2.11 Since the Accounts Date there has been no debt outstanding to any member of the Vendor's Group in respect of which the Company has been allowed (or it is entitled to) a deduction in computing the profits or gains of a trade such that if the debt were released, the amount released would be treated as a receipt of the trade under section 94 ICTA 1988 (debts deducted and subsequently released).

3.  FOREIGN EXCHANGE AND FINANCIAL INSTRUMENTS
----------------------------------------------

3.1 The Company has never made any claims under Section 139 Finance Act 1993 (claim to defer unrealised gains) in respect of any foreign exchange gain.

3.2 The Company has never made any election to treat any qualifying assets or qualifying liabilities as matched pursuant to the Exchange Gains and Losses (Alternative Method of Calculation of Gain or Loss) Regulations 1994.

3.3 The Company has never made any election under the Local Currency Elections Regulations 1994.

3.4 The Company has not since the Accounts Date entered into any qualifying contract under Chapter II Part IV Finance Act 1994 (interest rate and currency contracts) which remains outstanding.

3.5 Neither the Company nor the principal Company of any group of which the Company is (or has ever been) a member has made any election under section 148 Finance Act 1994 (contracts which may become qualifying contracts).

4.  DISTRIBUTIONS
-----------------

4.1 The Company has not since the Accounts Date made or agreed to make any distributions within the meaning of section 209 ICTA 1988 (meaning of "distribution").

4.2 The Company has not been concerned in any exempt distribution within sections 213 to 218 ICTA 1988 (demergers) within the period of five years preceding Completion.

4.3 The Company has not issued any security which will be outstanding at Completion in circumstances such that any interest or other payment payable in respect of it or any part of any such interest or other payment constitutes a distribution under section 209 ICTA 1988 (meaning of "distribution").

4.4 The Company has not in the six years prior to Completion made any repayment of share capital to which section 210(1) ICTA 1988 (bonus issue following repayment of share capital) might apply.

4.5 The Company has not in the six years prior to Completion issued any share capital or securities as paid up other than by receipt of new consideration within the meaning of section 254 ICTA 1988 (interpretation).

4.6 The Company has never made or revoked an election under section 246A ICTA 1988 (election by company paying dividend) that any dividend be a foreign income dividend.

4.7 The Company has never treated itself as an international headquarters company for the purposes of section 246T ICTA 1988 (liability to pay ACT displaced).

5.  CAPITAL ALLOWANCES
----------------------

5.1 The aggregate book value of each of the assets of the Company, on which an entitlement to industrial building allowances or other allowances in respect of capital expenditure has arisen under the Capital Allowances Act 1968 or the Capital Allowances Act 1990, in or adopted for the purposes of the Accounts does not exceed the aggregate residue of expenditure or written-down value attributable to such assets for the purposes of those Acts and the aggregate book value of plant and machinery allocated to a pool of plant and machinery on which an entitlement to capital allowances has arisen under Part II Capital Allowances Act 1990 (machinery and plant) does not exceed the written-down value of the qualifying expenditure in respect of each such pool under that Act.

5.2 All expenditure incurred by the Company or which it may incur under any subsisting commitment for the provision of machinery or plant has qualified for writing down allowances under Part II Capital Allowances Act 1990 (machinery and plant) as a trading expense of a trade carried on by the Company.

5.3 Since the Accounts Date any claims for capital allowances which have been made under the Capital Allowances Act 1990 have not been withdrawn, and no available allowances have been disclaimed.

5.4 Since the Accounts Date the Company has not done any act as a result of which:-

    5.4.1 there may be made against the Company a balancing charge under the Capital Allowances Act 1968 or under the Capital Allowances Act 1990; or

    5.4.2 any disposal value may be brought into account under section 24 Capital Allowances Act 1990 (writing down allowances and balancing adjustments); or

    5.4.3 there may be any recovery of excess relief within sections 46 or 47 Capital Allowances Act 1990 (recovery of excess relief); or

    5.4.4 a relevant event may occur within the meaning of section 138 Capital Allowances Act 1990 (scientific research).

5.5 There is not, and so far as the Vendor is aware there are no circumstances which could give rise to, any dispute between the Company and any other person as to the entitlement to capital allowances under sections 51 to 59 Capital Allowances Act 1990 (fixtures).

5.6 The Company has not made any election under section 37 Capital Allowances Act 1990 (short life assets) nor has been taken to have made an election under sub-section (8)(c) of that section.

5.7 The Company has no machinery or plant which falls within the definition of a long life asset for the purposes of section 38A Capital Allowances Act 1990.

6.  CAPITAL GAINS
-----------------

6.1 The book value in or adopted for the purposes of the Accounts as the value of each of the assets of the Company on the disposal of which a chargeable gain or allowable loss could arise does not exceed the amount deductible under section 38 Taxation of Chargeable Gains Act 1992 (acquisition and disposal costs etc.) (excluding any indexation allowance) in respect of each such asset.

6.2 The Company neither has an interest in nor has issued any deep discount security, deep gain security or qualifying convertible security as defined by paragraph 1(1) of Schedule 4 ICTA 1988 (deep discount securities), paragraph 1 of Schedule 11, Finance Act 1989 (deep gain securities) or paragraph 2 of
Schedule 10, Finance Act 1990 (convertible securities) respectively.

6.3 No debt owed to the Company would on its disposal give rise to a chargeable gain by reason of section 251 Taxation of Chargeable Gains Act 1992 (debts - general provisions).

6.4 The Company does not have any interest in any qualifying corporate bond to which section 116 Taxation of Chargeable Gains Act 1992 (reorganisations, conversions and reconstructions) applies.

6.5 The Company does not have an interest in any assets which are wasting assets within the meaning of section 44 Taxation of Chargeable Gains Act 1992 (meaning of "wasting asset") and which do not qualify for capital allowances.

6.6 The Company has not made any claim or election under either of section 24 Taxation of Chargeable Gains Act 1992 (disposals where assets lost or destroyed, or become of negligible value) or section 161(3) Taxation of Chargeable Gains Act 1992 (appropriations to and from stock). The Company has not since the Accounts Date appropriated any asset forming part of its trading stock for any other purpose.

6.7 The Company has not since the Accounts Date been a party to any depreciatory transaction for the purpose of section 176 Taxation of Chargeable Gains Act 1992 (depreciatory transactions in a group) or which could be treated as a depreciatory transaction under section 177 Taxation of Chargeable Gains Act 1992 (dividend stripping).

6.8 The Company has not made nor is entitled to make any claim under section 280 Taxation of Chargeable Gains Act 1992 (consideration payable by instalments) to pay by instalments taxation on chargeable gains.

6.9 No election has been made under section 35(5) Taxation of Chargeable Gains Tax 1992 (assets held on 31 March 1982) in respect of any of the assets of the Company.

7.  GROUPS OF COMPANIES
-----------------------

7.1 There is set out in the Disclosure Letter details of all surrenders, claims, notices and agreements for surrenders or claims or the giving of notices for:-

    7.1.1 any amounts by way of group relief under the provisions of sections 402 to 413 ICTA 1988 (group relief); and

    7.1.2 any amounts of advance corporation tax under the provisions of section 240 ICTA 1988 (surplus ACT); and

    7.1.3 any amounts of tax refund to be dealt with under the provisions of section 102(2) Finance Act 1989 (company tax refund);

in each case where:-

    7.1.4 any payment for group relief (within the meaning of section 402(6) ICTA 1988) or for surrender of amounts of advance corporation tax (within the meaning of section 240(8) ICTA 1988) or for a transferred tax refund (within the meaning of section 102(7) Finance Act 1989) remains outstanding or could be reduced or increased; or

    7.1.5 the claim surrender or notice has yet to be agreed or determined by the Inland Revenue for a specific amount.

7.2 All dividends and other payments referred to in section 247 ICTA 1988 (group income) which have been paid by the Company have been paid under an election made under that section and all such elections are now and will up to Completion remain valid and in force. The Company has not since the Accounts Date made and will not up to Completion make or receive any payment of any dividend in respect of which a notice under section 247(3) ICTA 1988 has effect.

7.3 Since the Accounts Date the Company has not ceased to be a member of a group of companies such that section 179 Taxation of Chargeable Gains Act 1992 (company ceasing to be member of group) has effect in relation to any asset or property of the Company. Section 179 Taxation of Chargeable Gains Act 1992 will not have effect in relation to any asset or property of the Company as a result of this Agreement.

7.4 No tax-free benefit has ever been conferred either upon the Company or upon any person connected with the Company within the meaning of section 30 Taxation of Chargeable Gains Act 1992 (tax-free benefits).

7.6 None of the Company's assets and no relevant asset has been materially reduced in value within the meaning of section 30 Taxation of Chargeable Gains Act 1992 (tax-free benefits).

8.  VALUE ADDED TAX
-------------------

8.1 The Company is a registered and taxable person for the purposes of the Value Added Tax Act 1994 and has complied with and observed in all material respects the terms of all statutory provisions, directions, conditions, notices and agreements with H.M. Customs and Excise relating to value added tax. The Company has maintained and obtained accounts, records, invoices and other documents (as the case may be) requisite for the purposes of value added tax which are complete, correct and up-to-date.

8.2  The Company:-

    8.2.1 is not, nor in the two years prior to Completion has been, in arrears with any payments or returns or notifications under any statutory provisions, directions, conditions or notices relating to value added tax, or liable to any forfeiture or penalty or interest or surcharge or to the operation of any penalty, interest or surcharge provision;

    8.2.2 has not been required by H.M. Customs and Excise to give security;

    8.2.3 is not, and has not agreed to become, an agent, manager, factor or VAT representative for the purposes of sections 47 or 48 Value Added Tax Act 1994 (agents etc.) of any person who is not resident in the United Kingdom;

    8.2.4 has not made, and will not make prior to Completion, any supplies that are exempt supplies or would be exempt supplies if supplied within the United Kingdom; and

    8.2.5 has not received a notice under paragraph 1 of Schedule 6 Value Added Tax Act 1994 (valuation - special cases) directing that the value of goods supplied by the Company be taken to be their open market value.

8.3 The Company has not since the Accounts Date been, and will not prior to Completion be, treated as having made any supply of goods or services for the purposes of value added tax where no supply has in fact been made by the Company.

8.4 The Company is not approved for the purposes of the Customs Duties (Deferred Payment) Regulations 1976 (deferral of duty on imports).

8.5 The Company has never in the two years prior to Completion received a surcharge liability notice under section 59 Value Added Tax Act 1994 (default surcharge) or a penalty liability notice under section 64 Value Added Tax Act 1994 (persistent misdeclarations).

8.6 The Company is not for the purposes of paragraph 5(5) of Schedule 10, Value Added Tax Act 1994 (developers of certain non-residential buildings etc.) the developer of any building or work in respect of which no election has been made under paragraph 2(1) of that Schedule by the Company.

8.7 There is set out in the Disclosure Letter the following details of each of the assets of the Company to which Part XV of the Value Added Tax Regulations 1995 (adjustments to the deductions of input tax on capital items) applies:-

    8.7.1 a description (including in the case of land or a building or part of a building, the nature of the tenure and the time it has to run), the date the first interval commenced and the input tax on the capital item; and

    8.7.2 the proportion of input tax for which credit has been claimed (whether provisionally or finally in a tax year and stating which).

8.8 There is set out in the Disclosure Letter details of any land, building and civil engineering work in which the Company has an interest and to which any of
8.8.1 to 8.8.5 below apply:-

    8.8.1 an election to waive exemption under paragraph 2(1) Schedule 10 Value Added Tax 1994 has been made in respect of the land, building or work including the dates such elections were made and whether any elections can be withdrawn pursuant to paragraph 3(5)(a)(i) Schedule 10 Value Added Tax Act 1994;

    8.8.2 the land, building or work is intended for use as a dwelling, or for a relevant residential purpose or for a relevant charitable purpose;

    8.8.3 the property is a freehold building or freehold civil engineering work that was completed for Value Added Tax purposes less than three years prior to the date of this Agreement;

    8.8.4 the property is a building or work subject to a development or tenancy, developmental lease or developmental licence; and

    8.8.5 the property is a freehold building or freehold civil engineering work that has not been completed for value added tax purposes.

8.9 The Company is not required to pay amounts on account of value added tax under any order made under section 28 Value Added Tax Act 1994 (payments on account).

8.10 There is set out in the Disclosure Letter details of any agreement or arrangement regarding group registration for VAT which the Company has entered into.

9.  CLOSE COMPANIES
-------------------

9.1 The Company is not and has never been, within the six years prior to Completion, a close company within the meaning of section 414 ICTA 1988 (close companies).

10.  EMPLOYEES
--------------

10.1 The Company has complied with sections 203 to 203L Income and Corporation Taxes Act 1988 (pay as you earn) and the regulations made thereunder in respect of all payments within the meaning of those sections and with the Social Security (Contributions) Regulations 1979 in respect of all earnings which are subject to those regulations.

10.2 The expense incurred under the existing arrangements for remunerating officers and employees and rewarding persons rendering services to the Company is deductible for the purposes of section 74 or 75 ICTA 1988 (deductions).

10.3 The Company does not operate any scheme approved under section 202 ICTA 1988 (charities: payroll deduction scheme) or registered under Chapter III of
Part V ICTA 1988 (profit-related pay).

10.4 No officer or employee of the Company participates in any scheme approved under Schedule 9 ICTA 1988 (approved share option and profit sharing schemes) or is a beneficiary or potential beneficiary of a qualifying employee share ownership trust as defined in Schedule 5 Finance Act 1989 (employee share ownership trusts).

10.5 Since the Accounts Date the Company has not received any payment to which sections 601 to 603 ICTA 1988 apply (pension scheme surpluses: payments to employers).

10.6 Rights to acquire shares pursuant to a right conferred on a person or opportunity offered to that person by reason of his office of employment with the Company or any other company have not been granted to a person by the Company or any other person, and the Company has not issued shares to which
Part III, Chapter II Finance Act 1988 (Unapproved Employee Share Schemes) applies.

10.7 No remuneration for or in respect of the services of a director or an employee has been paid to any person other than the director or employee.

11.  STAMP DUTIES
-----------------

11.1 There is no instrument which is within the possession of or under the control of the Company and which is necessary to establish the Company's title to any right or asset which is liable to stamp duty but which has not been duly stamped or which would attract stamp duty if brought within the relevant jurisdiction.

11.2 The Company has complied in all respects with the provisions of Part IV, Finance Act 1986 (stamp duty reserve tax) and with any regulations made under the same and the Company is not and will not become liable to pay stamp duty reserve tax by reference to any agreement which falls within the terms of section 87(1) of that Act and is entered into after the Accounts Date and prior to Completion.

12.  INTERNATIONAL
------------------

12.1 The Company is and always has been resident only in the United Kingdom for taxation purposes. The Company is not liable to taxation in any jurisdiction other than the United Kingdom.

12.2 The Company has not, without the prior consent of the Treasury, entered into any of the transactions specified in section 765 ICTA 1988 (migration etc. of companies).

12.3 The Company is not the branch, agency or UK representative of a person who is not resident in the United Kingdom.

12.4 The Company does not receive any income to which sections 61-66 Finance Act 1993 (interest etc. on debts between associated companies) apply.

12.5 The Company does not have any interest in any controlled foreign company or in any off-shore fund as defined respectively in Chapters IV and V of Part XVII of ICTA 1988 (tax avoidance).

12.6 The Company does not have any interest in any company which is not resident in the United Kingdom which would be a close company if it were resident in the United Kingdom (section 13 Taxation of Chargeable Gains Act 1992 - attribution of gains to members of non-resident companies).

                                   SCHEDULE 6
                                   ----------
PROPERTIES
----------

Part I

DETAILS OF THE PROPERTY
-----------------------

FREEHOLD PROPERTIES

The freehold land known as Industrial Mill, Bolton Road, Westhaughton which is for the purposes of identification shown edged red on the plan annexed to
Schedule 11 hereof.


PART II
-------
WARRANTIES RELATING TO THE PROPERTIES
-------------------------------------

1. The Company has not received notice of any outstanding monetary claims or liabilities contingent or otherwise in respect of the Property.

2. The Company has not received any notice which remains outstanding in respect of the Property from a competent authority that the requirements of the Factories Act 1961,the Offices Shops and Railway Premises Act 1963, the Health and Safety at Work Act 1974, the Fire Precautions Act 1971 and any other applicable and/or relevant statute law and/or orders directions or regulations of any competent authority have been breached.

3. There have been no disputes of which the Vendor is aware concerning boundaries, easements, covenants, rights, means of access or other matters relating to the Property.

4. The Company is not actually or contingently liable as surety or as an originating contracting party to, or assignor or assignee of, any lease or property other than the Property.

5. The Property is not subject to any lease, tenancy, licence or other right of occupation and/or enjoyment (nor is there any agreement to grant the same).

6. There is no person in possession or occupation of the Property (save for the Company) and so far as the Vendor is aware no person has or claims any rights (including security of tenure rights) or easements of any kind in respect of the Property adverse to the estate, interest, right or title of the Company.

7. So far as the Vendor is aware there are no rights, easements, liberties, privileges, advantages, interests, covenants, conditions, restrictions, agreements or declarations or any outstanding notices (whether given by a lessor, local authority or any other person, body, authority or company) or otherwise known to the Company which adversely affect the title or the value of the Property or conflict with the present user of the Property and the continuance of such use, or restrict access thereto and/or which are of an unusual or unduly onerous nature.

8. All development carried out on the Property has been carried out in accordance with the Town and Country Planning legislation and any orders, rules, regulations, consents or permissions required to be made or given thereunder have been obtained and any consents and permissions are subject only to conditions which have been satisfied in all material respects.

9. So far as the Vendor is aware there are no matters or things that adversely affect or might adversely affect either the Company's title to the Property that should be brought to the attention of the Purchaser.

10. The replies of Eversheds to the preliminary enquiries in respect of the Property raised by Travers Smith Braithwaite are true, accurate and complete in all material respects.

11. No notice purporting to exercise the option conferred on Glen Hamilton pursuant to the terms of an Option Agreement ("the Agreement") dated 31.5.1994 between Taylor & Hartley Group Limited (1) and Glen Hamilton (2) has been served and Taylor & Hartley Group Limited have accounted to the Company in respect of all payments made by Glen Hamilton pursuant to the Agreement.

                                   SCHEDULE 7
                                   ----------

WARRANTIES RELATING TO ENVIRONMENTAL MATTERS
--------------------------------------------

1. No Environmental Claim has been made against the Company nor so far as the Vendor is aware (without enquiry of any authorities) is such a Claim pending or threatened and so far as the Vendor is actually aware (without having made enquiries of any third parties) there are no circumstances likely to give rise to an Environmental Claim.

2. The Company has at all times complied in all material respects with all Environmental Laws relating to the use of the Property and the conduct of the business of the Company.

3. There has been no spill, leakage, emission, discharge, escape or deposit into, on, or from the Property to land, air or water (including ground water) in any case arising from the Company's activities and, so far as the Vendor is aware, there has been no other such spill, leakage, emission, discharge, escape or deposit into, on, or from the Property howsoever arising, which in either case may under Environmental Laws give rise to any third party or clean-up liability.

DEFINITIONS

Environmental           Claim means any claim, notice of violation,
                        prosecution, demand, action, official warning, abatement or other order or notice relating to any Environmental Matter and any notification or order requiring compliance with Environmental Law;

Environmental           Law means all statutes subordinate legislation, common
                        law and other local laws which relate to Environmental
                        Matters in force at the date of this Agreement including the Environment Act 1995 and all guidance and regulations thereunder; and

Environmental           Matters means all matters relating to pollution or
                        human health or the environment by reason of waste, discharges, emissions and releases to land, air and water, nuisance and the manufacture, use, treatment, storage, transport or disposal of chemicals, wastes, forms of energy, radioactive substances or other polluting, dangerous, hazardous or toxic substances.

Property                means that property details of which are set out in
                        Part I of Schedule 6.

                                   SCHEDULE 8
                                   ----------
EARN OUT
--------

1. The following words and expressions where used in this schedule have the meanings given to them below:-

1997 Accounts           the audited profit and loss account of the Company for
                        the financial year ending 31 December 1997 prepared on the basis set out in this clause;

1997 Profit             the profit, as shown by the 1997 Accounts, on ordinary
                        activities before taxation, interest (both income and expense) and extraordinary items of the Company for the year ending 31st December 1997.

2.  The Deferred Consideration (if any) shall be calculated as follows:-

2.1 if 1997 Adjusted Profit is less than or equal to (pound)350,000 then the amount of Deferred Consideration shall be nil;

2.2 if 1997 Adjusted Profit is greater than or equal to (pound)400,000 then the amount of Deferred Consideration shall be (pound)250,000; and

2.3 if 1997 Adjusted Profit is greater than (pound)350,000 but less than (pound)400,000 then the amount of Deferred Consideration shall be (1997 Adjusted Profit less (pound)350,000) multiplied by 5.

3. The Purchaser shall pay the Deferred Consideration (if any) in cash to the Vendor within 30 Business Days of the date after acceptance by the Vendor, deemed acceptance or determination (as the case may be) of the Deferred Consideration in accordance with this Schedule.

4. The 1997 Accounts shall be prepared in accordance with the accounting policies, principles and practices applied in the preparation of the Accounts to the extent that the same comply with UK GAAP.

5. The Purchaser shall instruct the Purchaser's Accountants to audit the 1997 Accounts as soon as practicable after the end of that financial period and then promptly following the preparation thereof to deliver adjust the figure for profit on ordinary activities before taxation, interest (both income and expenses) (for the avoidance of doubt interest accrued on the Retention Account is not to be included as an expense in the calculation of the 1997 Adjusted Profit) and extraordinary items by the matters referred to in clauses 6 and 12 below and by discounting the effect on that figure of the direct costs and allocated revenue resulting from the carrying out of the orders placed with the Company during the period from Completion to 31 December 1997 by Guarantor Group Companies (save for the Company) ("THE 1997 ADJUSTED PROFIT") and to deliver to the Vendor a copy of the 1997 Accounts together with a certificate as to the 1997 Adjusted Profit ("1997 CERTIFICATE"), which certificate shall confirm that the 1997 Adjusted Profit has been calculated in accordance with this Schedule.

6. For the purposes of calculating the 1997 Adjusted Profit, if any assets held at 31 December 1996 and at Completion are written down (other than by reason of depreciation at the rates specified in the Accounts) in the Completion Accounts below the value of those assets in the Accounts, then it shall be the values in the Completion Accounts which shall be substituted for the values of those assets in the Accounts.

7. The Vendor and the Purchaser undertakes to provide promptly to the Purchaser's Accountants, and render or cause the provision and rendering to the Purchaser's Accountants of, such information and assistance as the Purchaser's Accountants may reasonably require.

8. Subject to the Vendor and the Vendor's Accountants signing a waiver letter in the agreed form the Purchaser's Accountants shall provide all reasonable access to the Vendor's Accountants in respect of their working papers so that the Vendor may consider whether they agree to the calculation of the 1997 Adjusted Profit.

9. If the Vendor fails to notify the Purchaser in writing within 20 Business Days of the date of the 1997 Certificate that it accepts the calculation of the 1997 Adjusted Profit as complying with the provisions of this Schedule, the Vendor shall be deemed to have accepted such calculation of the 1997 Adjusted Profit which shall then apply for all purposes of this Agreement.

10. If the Vendor notifies the Purchaser in writing within 20 Business Days of the date of the 1997 Certificate that it does not accept the 1997 Adjusted Profit as complying with the provisions of this Schedule ("NON-ACCEPTANCE NOTICE") (giving with such notice or as soon as practicable thereafter reasonable details of the reasons for non-acceptance and the items which are contested), the Vendor and Purchaser shall meet to try to agree any differences and if such agreement is reached within 10 Business Days of the date of the Non-acceptance Notice then the figure representing the 1997 Adjusted Profit shall be adjusted to reflect such agreement and the adjusted figure shall be deemed to be the 1997 Adjusted Profit for all purposes of this Agreement.

11. In the event that the disagreement between the Purchaser and the Vendor cannot be resolved within the time referred to in paragraph 10, such disagreement may be referred to and the calculation of the 1997 Adjusted Profit shall be conclusively determined (in the absence of manifest error) by an independent firm of chartered accountants agreed by the Vendor and Purchaser or, in the event of failure to agree upon such a firm within five Business Days of the first party putting forward its proposed appointee, by an independent firm of chartered accountants appointed by the President for the time being of the Institute of Chartered Accountants in England and Wales on the application of either the Purchaser or the Vendor. Such independent firm of chartered accountants shall be instructed to determine the 1997 Adjusted Profit as soon as is practicable and in any event within 30 Business Days of receiving such instruction. The 1997 Adjusted Profit certified by such independent firm shall then apply for all purposes of this Agreement. The fees of any such firm of independent chartered accountants shall be borne as they shall direct or in default of any such direction shall be borne as to 50 per cent. by the Purchaser and 50 per cent. by the Vendor. Any firm appointed pursuant to the provisions of this Schedule shall act as experts and not as arbitrators.

12 The 1997 Adjusted Profit shall be adjusted so far as necessary to take account of the following matters:-

12.1 any profit or loss on the disposal of any fixed assets (including, without limitation, any Intellectual Property or any interest in the Property and the Oldham Property) shall be excluded;

12.2 the effects, including any increases or decreases in depreciation charges, of any revaluation of any fixed assets (save that the Property shall be valued at (pound)536,500 as at 31 December 1996 and the rates of depreciation used in the Accounts applied thereto) as at 31 December 1997;

12.3 any management, administration or like charge made by the Purchaser shall not be deducted and in this clause 12 only "Purchaser" shall where the context permits be deemed to include any holding company from time to time of the Purchaser and/or any subsidiary (other than the Company or any other Group Member) from time to time of the Purchaser or of any such holding company;

12.4 any costs or expenses incurred in complying with any financial reporting or other similar requirements of the Purchaser to the extent such reporting or other similar requirements are more onerous than those to which the Company any presently adheres shall not be deducted;

12.5 any sums paid to external accountants in respect of audit services provided to the Company which are in excess of that charged in the Accounts (exclusive of Value Added Tax) per annum shall not be deducted;

12.6 the fees, remuneration and pension contributions of any director or officer of the Company nominated by the Purchaser (save where such nomination is effected to replace any of Allen Williamson, Jason Teal or Graham Pearson) shall not be deducted;

12.7 any compensation or other payment for loss of office or employment to any director or senior employee of the Company shall not be deducted;

12.8 in respect of any transaction between the Purchaser and the Company which is not at arm's length, there shall be substituted terms which are at arm's length;

12.9 any sums paid by the Vendor under its obligations to indemnify the Purchaser and/or Company pursuant to Schedule 11 shall not be deducted.

13. If there shall occur any material adverse change voluntarily made by the Company to the existing business operations of the Company; or

13.1 the sale or other disposal of the whole or any substantial part of the Company's undertaking or assets;

13.2 an order being made for the winding-up of the Company or the passing of any resolution for its winding up unless in the reasonable opinion of the directors of the Purchaser the Company is insolvent and such action is necessary to ensure that all directors of the Company comply with their obligations under the Insolvency Act 1986;

13.3 the appointment of a receiver or receiver and manager or administrator over the whole or any part of its assets or undertakings but subject to the requirements and duties of any director under the provisions of the Insolvency Act 1986;

13.4 save for any transfer, allotment or issue of any shares, or the grant of any option or right to subscribe for shares to any Guarantor's Group company the transfer or other disposal of the legal or any other interest in the whole or any part of its issued share capital (apart from a nominee shareholding), or the allotment or issue of any shares, or the grant of any option or right to subscribe for shares, or any other alteration or reorganisation in respect of its share capital;

Then the whole or the Deferred Consideration shall become immediately payable regardless of the 1997 Adjusted Profits.

                                   SCHEDULE 9
                                   ----------
COMPLETION ACCOUNTS PRINCIPLES
------------------------------

1. The Completion Accounts shall be prepared on a basis consistent with the Accounts using the same accounting principles, policies and practices, but subject to the same complying with the law and UK GAAP.

2. The following specific accounting policies will be applied in preparation of the Completion Accounts:-

    2.1 No value will be attributed in the Completion Accounts to intangible fixed assets.

    2.2 The provision in the Completion Accounts for Taxation shall be calculated on the assumption that an accounting period ended on the Completion Date and incorporate full provisions for all corporation tax, advance corporation tax, deferred tax as previously calculated and income tax liabilities of the company (including for the avoidance of doubt all corporation tax in respect of profits arising since the Accounts Date) other than Excluded Tax.

    2.3 Save as provided in paragraphs 4(b) and (c) below tangible fixed assets will be stated in the Completion Accounts at the value placed thereon in the Accounts, net of depreciation charged since the Accounts Date at the rates specified in the Accounts time apportioned up to the Accounts Date, and will take account of additions and disposals since the Accounts Date (tangible fixed assets acquired during the period in question being stated in the balance sheet at a figure no greater than cost).

    2.4 All stocks and work in progress will be stated at a value in accordance with the valuation methods used in the Accounts.

    2.5 The Vendor's and Purchaser's Accountants shall agree the scope and materiality limits to be observed in the preparation of the Completion Accounts.

3. Individual items of ancillary equipment or a group of such items bought to function together (where such items cannot be used in isolation of one another) acquired since the Accounts Date exceeding (individually or as a group) a cost of (pound)1,000 shall be capitalised as fixed assets and depreciated accordingly.

4. The calculation of net assets shall be before the payment of the (pound)400,000 interim dividend made on 25th March 1997.

5. The calculation of net assets shall take into account:-

    (a) the repayment of the inter-group non-trading loan with the Vendor of (pound)232,985;

    (b) the payment by the Company of a dividend of (pound)150,000 under group election for the year ended 31 December 1996;

    (c) the payment by the Company of a dividend of (pound)64,550 under group election for the year ended 31 December 1995; and

    (d) inclusion of the real property and buildings owned by the Company at Bolton Road, Westhoughton at a value of (pound)536,500.

                                  SCHEDULE 10
                                  -----------
LIMITATION OF LIABILITY
-----------------------

1. In this Schedule "Claim" means any claim which would (but for the provisions of this Schedule) be capable of being made against the vendor in respect of any liability for breach of the representations or warranties given under Schedules 4, 5, 6 and 7 of this Agreement.

2.  Notwithstanding the provisions of this Agreement:-

2.1 the aggregate liability of the Vendor in respect of all Claims and claims under the Tax Deed shall be limited to the (pound)2,944,535 (such limitation to be decreased to (pound)2,408,035 on return of the Retention to the Purchaser under Schedule 11).

2.2 the Vendor will be under no liability in respect of any claim unless the amount of its liability in respect of such claim is (when aggregated with its liability in respect of any other claim or claims made by the Purchaser) in excess of (pound)20,000 in which event the Vendor will (subject to the other provisions of this paragraph 2) be liable for the whole amount of such liability and not merely the excess.

2.3  the Vendor will have no liability in respect of any Claim:-

    2.3.1 to the extent that it arises or is increased as a result only of any change in the law occurring after Completion or an increase in rates of taxation after the Accounts Date or any provision or reserve in the Accounts being insufficient by reason of any increase in the rates of taxation after the Completion Date.

    2.3.2 if it would not have arisen but for anything voluntarily done or deliberately omitted to be done after Completion by the Purchaser or the Company or any of their respective agents or successors in title outside the ordinary course of business and which the Purchaser is not obliged to do pursuant to a contractual or legal commitment incurred by the Company prior to Completion, and which voluntary act or deliberate act or deliberate omission could reasonably have been avoided and which the relevant person carrying out the act ought reasonably to have been aware would give rise to the liability giving rise to the Claim and for this purpose he shall be deemed to have full knowledge of this Agreement;

    2.3.3 to the extent that:-

         2.3.3.1 provision or reserve (other than provision or reserve for deferred taxation) specifically in respect of the liability giving rise to the claim was made in the Accounts or Completion Accounts; or

         2.3.3.2 any liability for taxation arising in the ordinary course of business which term, for the avoidance of doubt, shall not include the occurrences listed at clause 2.2 of the Tax Deed, of the Company after the Accounts Date;

    2.3.4 to the extent that it arises as a result of any change in the accounting policy or practice or in the accounting reference date of the Company after Completion;

    2.3.5 to the extent that the amount of the Claim corresponds to an increase in the value of the assets of the Purchaser or the Company resulting from the reduction in its liability to taxation.

2.4 Where the Purchaser or the Company is entitled to recover from some other person any sum in respect of any matter or event which has or could give rise to a Claim, the Purchaser will (or will procure that the Company will) take all reasonable steps to recover that sum, and any sum recovered will reduce the amount of such Claim or in the event of the recovery being delayed until after such Claim has been satisfied by the Vendor, the lesser of the amount recovered from the third party (less any costs and expenses of the Company or Purchaser incurred in connection with that recovery and any taxation thereon) and the amount paid by the Vendor to the Purchaser pursuant to the Claim, shall be refunded by the Purchaser to the Vendor.

3. Upon the Purchaser becoming aware that matters have arisen which give rise to a Claim, the Purchaser will:-

3.1 as soon as is reasonably practicable notify the Vendor in writing of the potential Claim and of the matters which give rise to such Claim but, so that the giving of such notice shall not be a condition precedent to the liability of the Vendor and further that there shall be no such obligation on the Purchaser if the matters likely to give rise to the Claim have come to the attention of the Vendor.

3.2 So far as the Claim arises as a result of or in connection with a liability to or a dispute with a third party, not to make any admission of liability, agreement or compromise with any person, body or authority in relation to the Claim without prior consultation with the Vendor.

3.3 Provided that it is indemnified to its satisfaction by the Vendor against all costs expenses, liabilities, penalties and fees which may be incurred by the Purchaser, or any Purchaser Group Company take such lawful action as the Vendor may reasonably require to avoid, resist, contest or compromise the Claim provided further that such action is not, or will not be, in the reasonable opinion of the Purchaser, materially detrimental to the interests of any Purchaser Group Company.

4. Nothing herein shall in any way diminish the Purchaser's or the Company's common law duty to mitigate its loss.

5. If any potential Claim shall arise by reason of a liability of the Company which is contingent only, then the Vendor shall not be under any obligation to make any payment in respect of such Claim until such time as the contingent liability ceases to be contingent and becomes actual.

6. The Purchaser confirms to the Vendor that it is not aware at the date of this Agreement, after discussion with its accountants and solicitors, of any matter or thing which in its reasonable opinion will or may give rise to any Claim.

7. The Vendor will not be liable for any Claim to the extent that the Claim is provided for in determining the Deferred Consideration and where the 1997 Adjusted Profit is or would (but for any provision, reserve or other charge in respect of such subject matter) have been greater than (pound)350,000.

8. The provisions of this Schedule apply notwithstanding any other provision of this Agreement or its Schedules or the Taxation Deed to the contrary and will not cease to have effect in consequence of any rescission or termination by the Purchaser of any other provisions of this Agreement.

                                  SCHEDULE 11
                                  -----------
RETENTION
---------

In this Schedule 11 the following definitions shall apply:-

PERFECTED TITLE ABSOLUTE     title absolute free from any financial charge or
                             encumbrance or any restriction, stipulation or covenant which would or might prevent or impede the carrying on of the business of the Company
                             (other than any restriction, stipulation or covenant specifically disclosed in the Disclosure
                             Letter);

IMPERFECT TITLE ABSOLUTE     title absolute free from any financial charge or
                             encumbrance but subject to any restriction, stipulation or covenant which would or might prevent or impede the carrying on of the business of the Company (other than any restriction, stipulation or covenant specifically disclosed in the Disclosure Letter);

PERFECTED LESSER TITLE       lesser title than absolute free from any financial
                             charge or encumbrance or any restriction, stipulation or covenant which would or might prevent or impede the carrying on of the business of the Company (other than any restriction, stipulation or covenant specifically disclosed in the Disclosure Letter);

IMPERFECT LESSER TITLE       lesser title than absolute free from any financial
                             charge or encumbrance but subject to a
                             restriction, stipulation or covenant which would or might prevent or impede the carrying on of the business of the Company (other than any restriction, stipulation or covenant specifically disclosed in the Disclosure Letter).

1. The Retention shall on Completion be paid into an account opened in the name of the Purchaser's and Vendor's Solicitors as stakeholder with National Westminster Bank plc, City of London Office, PO Box 12258, 1 Princess Street, London EC2R 8PA and operated by a joint signature mandate ("the Retention Account").

2. 2.1 The Vendor at its expense agrees to use all reasonable endeavours to procure the registration of the Company as registered proprietor of the Property at H M Land Registry with Perfected Title Absolute including if necessary to do so commencing proceedings to vest the Property in the Company pursuant to Sections 44(2)(c) and 51(1)(ii)(c) of the Trustees Act 1925 or as otherwise proposed by the Vendor and approved by the Purchaser such approval not to be unreasonably withheld.

    2.2 The Purchaser further agrees to take all reasonable steps necessary and to provide all reasonable assistance regarding the vesting of the Property in the Company and effecting such registration including procuring the execution of documents necessary for such vesting and registration.

    2.3 The Purchaser agrees that the Company, and if necessary the Purchaser, shall be a party to any proceedings necessary to achieve the vesting of the Property in the Company and in respect of any such proceedings to which the Company (or the Purchaser as the case may be) is a party the Purchaser agrees that it will irrevocably and unconditionally appoint the Vendors' Solicitors, Messrs. Eversheds of 24 Mount Street, Manchester M2 3DB (subject to acceptance of those instructions by Eversheds) to act on its behalf and for the avoidance of doubt such proceedings shall include any appeal or further applications that shall be reasonably necessary to achieve the vesting of the Property in the Company. For the avoidance of doubt, if Eversheds do not accept instructions from the Purchaser in relation to the above matters then the Purchaser may instruct such other persons as, in its sole discretion, it deems necessary.

    2.4 The Vendor shall indemnify, and keep indemnified the Purchaser (for itself and as trustee for the Company) from and against:-

         2.4.1 any liability (or any increase in any liability) to taxation arising pursuant to Part II or Part XVII of ICTA 1988 or Part VI of the Taxation of Chargeable Gains Act 1992 or in respect of any stamp duty arising solely as a result of the vesting of the legal estate in the Property in the Company, the registration of the Company as proprietor of the Property, the transfer of the estate right and interest (if any) of the Company in the Property pursuant to paragraph 6 of this Schedule and/or any subsequent lease back by the Vendor to the Company of the Property upon the terms of paragraph 6.2 of this Schedule.

         2.4.2 all costs and expenses, incurred by the Purchaser or Company in relation to the registration of the Company as proprietor of the Property, in reviewing the terms of any restrictive covenant indemnity policy or the Statutory Declaration and in complying with the Company's obligation to transfer its interest in the Property to the Vendor pursuant to paragraph 6 below.

    2.5 Notwithstanding the provisions of this clause there shall be no obligation on the Vendor to take any steps to restore Taylor & Hartley Group Limited ("THG") to the Register of Companies and the obligation of the Vendor pursuant to this Schedule to commence proceedings shall be limited to any other proceedings which would have a reasonable prospect of success in achieving the vesting of a legal estate in the Property of the Company.

    2.6 The Purchaser shall not and shall procure that the Company shall not take any steps to return THG to the Register of Companies and if it shall be in breach of this Clause the Purchaser shall indemnify the Vendor against all losses (including liability to Taxation) together with reasonable and proper costs that it may incur by reason of such breach.

    2.7 The Vendor shall continue (after the issue of any such proceedings or the making of any such application) to advise the Purchaser on a regular basis of any developments in relation thereto.

3. If, at any time prior to the expiration of the Further Registration Period (as defined below):-

    3.1 the Purchaser's Solicitors are provided with office copy entries and filed plan which show the Company to be the registered proprietor of all of the Property at H M Land Registry with Perfected Title Absolute;

    3.2  the Purchaser's Solicitors are provided with:-

         3.2.1 office copy entries and filed plan which show the Company to be a registered proprietor of all of the Property at H M Land Registry with Imperfect Title Absolute; and

         3.2.2 a restrictive covenant indemnity policy in favour of the Company to the amount of (pound)536,500 and otherwise in a form reasonably satisfactory to the Purchaser effected with Norwich Union or other reputable insurer; or

    3.3  the Purchaser's Solicitors are provided with:-

         3.3.1 office copy entries and filed plan which show the Company to be the registered proprietor of all of the Property (save for the roadway coloured brown on the plan annexed to this Schedule ("the Roadway")) with Perfected Title Absolute ; and

         3.3.2 a Statutory Declaration in a form approved by the Purchaser (such approval not to be unreasonably withheld) showing the Company to have a prescriptive right of access to and egress from the Property (excluding the Roadway) over the Roadway on foot only or with vehicles of any description at any time of the day or night for all purposes ("the Statutory Declaration"); or

    3.4  the Purchaser's Solicitor's are provided with:-

         3.4.1 office copy entries and filed plan which show the Company to be the registered proprietor of all the Property (save for the Roadway) with an Imperfect Title Absolute at H M Land Registry;

         3.4.2 a restrictive covenant insurance policy in favour of the Company to the sum of (pound)536,500 in a form reasonably satisfactory to the Purchaser effected with Norwich Union or other reputable insurer; and

         3.4.3  the Statutory Declaration; or

    3.5 the Purchaser's Solicitor's are provided with office copy entries and filed plan which show the Company to be the registered proprietor of all of the

         Property at H M Land Registry with a Perfected Lesser Title; or

    3.6  the Purchaser's Solicitor's are provided with:-

         3.6.1 office copy entries and filed plan which show the Company to be the registered proprietor of all the Property at H M Land Registry with an Imperfect Lesser Title; and

         3.6.2 a restrictive covenant indemnity policy in favour of the Company to the amount of (pound)536,500 in a form reasonably satisfactory to the Purchaser effected with Norwich Union or other reputable insurer; or

    3.7  the Purchaser's Solicitor's are provided with:-

         3.7.1 office copy entries and filed plan which show the Company to be the registered proprietor of all the Property (save for the Roadway) with a Perfected Lesser Title; and

         3.7.2  the Statutory Declaration; or

    3.8  the Purchaser's Solicitor's are provided with:-

         3.8.1 office copy entries and filed plan which show the Company to be the registered proprietor of all the Property (save for the Roadway) with Imperfect Lesser Title at H M Land Registry;

         3.8.2 a restrictive covenant indemnity policy in favour of the Company to the sum of (pound)536,500 in a form reasonably satisfactory to the Purchaser effected with Norwich Union or other reputable insurer; and

         3.8.3  the Statutory Declaration,

    then for the purposes of this Schedule immediately upon the provision to the Purchaser's Solicitors of such relevant document or documents referred to in this Clause 3 completion of registration shall be deemed to have occurred ("Completion of Registration").

4   4.1  The Vendor shall be entitled to receive the amount standing to the credit of the Retention Account (less any Reduction in Value (as defined below)), plus any accrued interest, within 3 days after the date upon which either Completion of Registration or the agreement or determination of the Reduction in Value (if any), whichever is the later, occurs. Where any of paragraphs 3.5 to 3.8 apply the capital payable to the Vendor out of the Retention Account shall be reduced by the Reduction in Value (determined pursuant to paragraph 4.3) and the balance paid to the Purchaser without interest.

    4.2 Interest arising on the Retention Account shall be paid to the Vendor on the usual quarter days or the earlier closing of the Retention Account, so long as the Vendor procures that the Vendor's Solicitors shall sign the relevant bank instructions to release such sums.

    4.3 If any part of the Property shall be registered at H M Land Registry with title other than title absolute and Completion of Registration has occurred then the Vendor shall pay to the Purchaser the sum of (pound)25,000 for compensation for reduction in value of the Property ("the Reduction in Value").

5. If Completion of Registration shall not occur before 31 December 1997 then the Purchaser shall be entitled to require the sums held in the Retention Account (but not any interest arising thereon which shall belong and be paid to the Vendor) to be paid to the Purchaser.

6. If Completion of Registration shall not be effected prior to 1 July 1998 or such later date (which shall be prior to 31 December 1999) as the Company shall notify in writing to the Vendor prior to 1 July 1998 ("the Long Stop Date") the Company shall forthwith after the Long Stop Date transfer to the Vendor and the Vendor shall accept such transfer all the estate right and interest (if any) of the Company in the Property without any title guarantee (the period from and including 1 January 1998 to the Long Stop Date being "the Further Registration Period") and either:-

    6.1 the Purchaser shall procure that the Property is returned to the Vendor with vacant possession; or

    6.2 if the Company fails to give vacant possession of the Property prior to the Long Stop Date the Vendor shall grant and the Purchaser shall procure that the Company accepts a Lease ("the Lease") of the Property the term of which shall commence on the Long Stop Date, which shall incorporate the following provisions:-

         6.2.1 term: 99 years subject to the tenant being entitled to terminate at not less than 6 and not more than 12 months written notice served at any time prior to 31 December 1998 and also being entitled to terminate on each 5th anniversary of the commencement of the term on not less than 6 months written notice expiring on the day before the relevant anniversary;

         6.2.2 rent: shall be the sum of (pound)53,650 per annum, such rent to be payable throughout the term of the lease without review, in advance on the usual quarter days the first payment in respect of the period commencing on the date of the Lease and ending on the day before the next following quarter day to be made on the date of the Lease and the tenant shall also discharge all rates and other outgoings in respect of the Property;

         6.2.3 alienation: assignment of part shall be prohibited. Assignment of whole shall be permitted subject to obtaining the landlord's prior written consent (not to be unreasonably withheld). As a condition of assignment the tenant shall enter into an authorised guarantee agreement of the assignees liabilities and shall procure if reasonably necessary one or more third party guarantors of such liability. There will be no restrictions on underletting save that during the first 21 years of the term consent of the Landlord is required (such consent not to be unreasonably withheld);

         6.2.4 alteration/redevelopment: no restrictions save for reinstatement at the end of the term and not to do anything which would diminish the value of the Property;

         6.2.5 insurance: tenant to insure against fire and all other usual risks in its full reinstatement value by the Company such insurance to be in the joint names of the landlord and the tenant. Such insurance monies to be split between the parties in accordance with the values of their respective interests in the Property at the relevant time.

         6.2.6 repairing and decorating: tenant covenants to keep demised premises in same condition as present as evidenced by a schedule of condition agreed between the parties or in the absence of agreement determined by the Expert;

         6.2.7 compliance with statutory requirements: limited to covenant not to do anything in contravention of statutory requirements;

         6.2.8  the tenant to yield up in accordance with the foregoing;

         6.2.9  landlord's covenants quiet enjoyment only;

         6.2.10 usual rights to forfeits during first 21 years of the term, thereafter to only arise for non-payment of rent or other material breach of covenant; and

         6.2.11 such other terms as are found in commercial leases of industrial premises in the locality at the date hereof.

    6.3 For a period of two months prior to 30 June 1998 the Vendor and the Purchaser shall (each acting in good faith towards the other) use all reasonable endeavours to settle the terms of the Lease incorporating the terms referred to in paragraph 6.2 and to complete the same before the Long Stop Date.

    6.4 If after the expiry of one month of the said period during which the negotiations for the Lease are conducted the Lease is not agreed either the Vendor or the Purchaser shall be entitled to require that the terms of the Lease shall be determined by an independent expert ("the Lease Expert") to be appointed on the application of either party and in the absence of agreement by the President for the time being of the Law Society. The Lease Expert shall not be entitled to deviate from the terms set out in this clause 6 (but shall be entitled to settle the precise terms and incorporate such other provisions in relation thereto as are applicable in all the circumstances) nor shall he compensate for any of those terms in the drafting of other terms not covered by this Schedule.

    6.6 Prior to the grant of the Lease the Purchaser shall pay the rates and other outgoings and observe the terms of paragraph 6.2 (save for paragraph 6.2.2) as if the Lease were granted to the Purchaser on Completion and the Vendor shall procure that the Company shall be entitled to remain in occupation (unless vacated pursuant to paragraph 6.1) as a licensee until the Lease has been granted and during such term of occupation shall pay a rent for the licence equivalent to, and discharged by the payment to the Vendor of, the interest credited to the Retention Account (less any tax due thereon)

7. The Purchaser agrees not to assign transfer or otherwise part with possession of its interest in the Property (except by transfer to the Vendor under clause 6) until the Lease is granted to the Purchaser.

8. Pending completion of the Lease the Purchaser agrees to procure the insurance of the Property against fire and all other usual risks in its full reinstatement value by the Company such insurance to be in the joint names of the Company and the Vendor but at the expense of the Company. In the event of the Property being destroyed or damaged by any of the insured risks the monies receivable under such policy of insurance shall belong to the Company and such insurance monies shall be laid out in reinstating the Property and on receipt of such insurance monies by the Purchaser, if reinstatement is frustrated, the Vendor shall be entitled to receive a sum equivalent to the amount of the insurance proceeds received by the Purchaser from the Retention Account.

9. If during the Further Registration Period, Completion of Registration of the Property shall be effected then the Purchaser shall forthwith pay to the Vendor the sum of (pound)536,500 (plus VAT if applicable) less the Reduction in Value (if any).

10. The Vendor shall indemnify, and keep the Purchaser indemnified from and against all liability for all sums (including without limitation, losses, damages, costs and expenses, fines, penalties or compensation) suffered or incurred by the Purchaser or the Company directly or indirectly:-

    10.1 as a result of any third party establishing a better title to the Property than the Company and the Company not, therefore, having quiet enjoyment of the Property at ant time during which it remains in occupation of the Property prior to the grant of the Lease (and for the avoidance of doubt such indemnity is to cover the reasonable and proper costs and expenses of relocation of the Company); and

    10.2 arising out of or in connection with the terms of an option agreement ("the Option Agreement") dated 31 May 1994 between THG (1) and Glen Hamilton (2) including (but without prejudice to the generality of the foregoing) any claim in respect of any instalments of the Option Price (as defined in the Option Agreement) paid thereunder or any exercise or purported exercise of the Option (as defined in the Option Agreement) provided always that the Vendor has conduct of any such claims or counterclaims and has the ability to set-off any counterclaim against Mr Hamilton.

11. In consideration of the Vendor entering into this Agreement with the Purchaser at the request of the Guarantor, the Guarantor hereby irrevocably and unconditionally, as primary obligor, undertakes and guarantees the full, prompt and complete performance by the Purchaser of:-

    11.1 its obligation to procure the transfer by the Company of its interest in the Property to the Vendor pursuant to paragraph 6 above; and

    11.2 its obligations pursuant to paragraph 7 above.

/s/
 ............................................
SIGNED for and on behalf of
BODYCOTE INTERNATIONAL PLC



/s/
 ............................................
SIGNED for and on behalf of
ARMOR HOLDINGS LIMITED


/s/
 ............................................
SIGNED for and on behalf of
ARMOR HOLDINGS INC.